UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
INFORMATION
Proxy Statement Pursuant to
Section
 14(a) of
the
Securities Exchange Act of
1934
(Amendment
No
. )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Section 240.14a-12

Leslie’s, Inc.
(Name of Registrant as Specified In Its Charter )
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-1 1 .

2025

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS AND

PROXY STATEMENT

 LETTER FROM THE CHIEF EXECUTIVE OFFICER

Dear Fellow Shareholders,

On behalf of the Board of Directors, it is our pleasure to invite you to attend the 2025 Annual Meeting of Shareholders of Leslie’s, Inc. The meeting will be held in a virtual format on Wednesday, March 12, 2025, beginning at 12:00 p.m. (Eastern Time). The meeting will be conducted via a live audiocast at www.proxypush.com/LESL.

The following pages contain the Notice of Annual Meeting of Shareholders and Proxy Statement, which describe the specific business to be considered and voted upon at the Annual Meeting. The meeting will include a report on Leslie’s activities for the fiscal year ended September 28, 2024, and there will be an opportunity for comments and questions from shareholders.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. After reviewing the Proxy Statement, we ask you to vote as described in the Proxy Statement as soon as possible.

On behalf of our Board of Directors, we would like to thank you for your continued interest and investment in Leslie’s.

Yours Sincerely,
Jason McDonell Chief Executive Officer 2005 East Indian School Road Phoenix, Arizona 85016 January 23, 2025

Proxy Statement and Annual Meeting Report 2025

Notice of Annual Meeting of Shareholders

DATE AND TIME Wednesday, March 12, 2025 12:00 p.m. Eastern Time	WHO CAN VOTE Shareholders of record as of 5:00 p.m. Eastern Time on January 15, 2025, will be entitled to notice of, and to vote at, the Annual Meeting, or any adjournment thereof.
LOCATION Online via live audiocast on www.proxypush.com/LESL

VOTING ITEMS

Proposals		Board Vote Recommendation	For Further Details

1.	Election of three Class I directors and one Class II director, as named in this Proxy Statement	“FOR” each director nominee listed in Proposal 1	Page 20

2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 4, 2025	“FOR”	Page 29

3.	Non-binding, advisory vote to approve named executive officer compensation	“FOR”	Page 31

4.	Adoption of Seventh Amended and Restated Certificate of Incorporation of Leslie’s, Inc.		Page 54

4(a).	Adoption of the Removal Amendment, permitting the removal of directors with or without cause as of the 2027 Annual Meeting	“FOR”	Page 55

4(b).	Adoption of the Exculpation Amendment, limiting the liability of certain Company officers	“FOR”	Page 56

Shareholders will also transact any other business that may be properly presented at the Annual Meeting. This Proxy Statement is first being made available to our shareholders on or about January 23, 2025.

The purpose of the Annual Meeting is to consider and take action on the proposals stated above and discussed more thoroughly in the proxy materials. We are holding the Annual Meeting in a virtual-only format this year. To attend the Annual Meeting online, vote or submit questions during the meeting, shareholders of record will need to go to the meeting website listed above and log in using their 16-digit control number included on their proxy card. Beneficial owners should review these proxy materials and their voting instruction form for how to vote in advance of and how to participate in the Annual Meeting or, otherwise, contact their bank, broker or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the annual meeting.

In the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of the Annual Meeting to satisfy the requirements for a meeting of shareholders to be held by means of remote communication under the Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the Annual Meeting, the chair or secretary of the Annual Meeting will convene the meeting at 12:30 p.m. Eastern Time on the date specified above and at the Company’s address specified below solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair. Under either of the foregoing circumstances, we will post information regarding the announcement on the Company’s Investor Relations page at https://ir.lesliespool.com/.

We encourage you to review these proxy materials and vote your shares before the Annual Meeting, your vote is important.

By Order of the Board of Directors,

Benjamin Lindquist

Senior Vice President, General Counsel and Corporate Secretary

2005 East Indian School Road

Phoenix, Arizona 85016

January 23, 2025

Whether or not you expect to participate in the virtual annual meeting, please vote as promptly as possible in order to ensure your representation at the annual meeting. You may vote online or, if you requested printed copies of the proxy materials, by telephone or by using the proxy card or voting instruction form provided with the printed proxy materials.

HOW TO VOTE

INTERNET www.proxypush.com/LESL	TELEPHONE 1-866-286-3497	MAIL Mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 12, 2025

The notice, Proxy Statement, and 2024 Annual Report on Form 10-K are available at www.proxydocs.com/LESL.

Proxy Statement and Annual Meeting Report 2025

Proxy Statement and Annual Meeting Report 2025	i

FORWARD-LOOKING STATEMENTS AND WEBSITE REFERENCES

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts, including statements regarding our environmental and other sustainability plans and goals, made in this document are forward-looking. We use words such as “may,” “will,” “likely,” “anticipates,” “believes,” “expects,” “estimates,” “future,” “intends,” “continue,” “maintain,” “remain,” “goal,” “target,” “recurring,” and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our fiscal year 2024 Annual Report on Form 10-K. Our forward-looking statements speak only as of the date of this document or as of the date they are made, and we undertake no obligation to update them, notwithstanding any historical practice of doing so. Forward-looking and other statements in this document may also address our corporate responsibility and sustainability progress, plans, and goals (including environmental and diversity and inclusion matters), and the inclusion of such statements is not an indication that these contents are necessarily material to investors or required to be disclosed in the Company’s filings with the SEC. In addition, historical, current, and forward-looking environmental and social-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. We caution you that these statements are not guarantees of future performance, nor promises that goals or targets will be met, and are subject to numerous and evolving risks and uncertainties that we may not be able to predict or assess. In some cases, we may determine to adjust our commitments, goals or targets or establish new ones to reflect changes in our business, operations or plans. This document includes references to websites, website addresses and materials found on those websites. The content of any websites and materials named, hyperlinked or otherwise referenced in this document are not incorporated by reference into this document or in any other report or document we file with the SEC, and any references to such websites and materials are intended to be inactive textual references only.

ii Leslie’s, Inc.

Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

ANNUAL MEETING DATE AND TIME March 12, 2025, at 12:00 p.m. Eastern Time	LOCATION www.proxypush.com/LESL	RECORD DATE January 15, 2025

Voting Matters		Board’s Vote Recommendations	For Further Information

PROPOSAL 1	Election of three Class I directors and one Class II director, as named in this Proxy Statement	“FOR” each director nominee listed in Proposal 1	Page 20

PROPOSAL 2	Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 4, 2025	“FOR”	Page 29

PROPOSAL 3	Non-binding, advisory vote to approve named executive officer compensation	“FOR”	Page 31

PROPOSAL 4	Adoption of Seventh Amended and Restated Certificate of Incorporation of Leslie’s, Inc.		Page 54

4(a).	Adoption of the Removal Amendment, permitting the removal of directors with or without cause as of the 2027 Annual Meeting	“FOR”	Page 55

4(b).	Adoption of the Exculpation Amendment, limiting the liability of certain Company officers	“FOR”	Page 56

COMPANY OVERVIEW AND BUSINESS STRATEGY

We are the largest and most trusted direct-to-consumer brand in the $15 billion United States pool and spa care industry, serving residential and professional consumers. Founded in 1963, we are the only direct-to-consumer pool and spa care brand with national scale, operating an integrated marketing and distribution ecosystem powered by a physical network of over 1,000 branded locations and a robust digital and e-commerce platform. We have a market-leading share of approximately 15% of residential aftermarket product spend as of 2023, our physical network is larger than the sum of our 20 largest competitors and our digital sales are estimated to be greater than five times as large as that of our largest digital competitor. We offer an extensive assortment of professional-grade products, the majority of which are exclusive to Leslie’s, as well as certified installation and repair services, all of which are essential to the ongoing maintenance of pools and spas. Our dedicated team of associates, pool and spa care experts, and experienced service technicians are passionate about empowering our consumers with the knowledge, products, and solutions necessary to confidently maintain and enjoy their pools and spas. The considerable scale of our integrated marketing and distribution ecosystem, which is powered by our direct-to-consumer network, uniquely enables us to efficiently reach and service every pool and spa in the continental United States.

Proxy Statement and Annual Meeting Report 2025	1

PROXY STATEMENT SUMMARY

We operate primarily in the pool and spa aftermarket industry, which historically has been one of the most fundamentally attractive consumer categories given its scale, predictability, and growth outlook. More than 80% of our assortment is comprised of non-discretionary products essential to the care of residential and commercial pools and spas. Our assortment includes chemicals, equipment and parts, cleaning and maintenance equipment, and safety, recreational, and fitness-related products. We also offer important essential services, such as equipment installation and repair for residential consumers and professional pool operators. We offer complimentary, commercial-grade in-store water testing and analysis via our proprietary AccuBlue® system, which increases consumer engagement, conversion, basket size, and loyalty, resulting in higher lifetime value. Our water treatment expertise is powered by data and intelligence accumulated from the millions of water tests we have performed over the years, positioning us as the most trusted water treatment service provider in the industry.

We have a legacy of leadership and disruptive innovation. Since our founding in 1963, we have been the leading innovator in our category and have provided our consumers with the most advanced pool and spa care available. As we have scaled, we have leveraged our competitive advantages to strategically reinvest in our business and intellectual property to develop new value-added capabilities. Over the course of our history, we have pioneered complimentary in-store water testing, offered complimentary in-store equipment repair services, introduced the industry’s first loyalty program, and developed an expansive platform of owned and exclusive brands. These differentiated capabilities allow us to meet the needs of any pool and spa owner, whether they care for their pool or spa themselves, or rely on a professional, whenever, wherever, and however they choose to engage with us.

2 Leslie’s, Inc.

 PROXY STATEMENT SUMMARY

ENVIRONMENTAL, SOCIAL, AND GOVERNANCE

Leslie’s strives to make a positive difference for all of our stakeholders – our customers, associates, shareholders, and the communities we serve. Our business strategy integrates sustainability and efficiency at its core, and we are committed to monitoring our performance along the way. Our fundamental focus is on delivering total solutions for pool and spa owners and our professional customer base. In fact, we believe that supporting the interests of all of our stakeholders is the foundation upon which we can build improved performance and strong financial results.

The actions and accomplishments presented in our annual ESG Reports, available at https://ir.lesliespool.com/esg, demonstrate how we prioritize and manage key ESG risks and opportunities. We believe that by dedicating the necessary attention and resources to internal programs and processes, we can enhance Leslie’s operational and reporting performance in areas including, but not limited to, diversity, equity and inclusion, environmental sustainability, product safety matters, supply chain matters, community engagement, water safety, and human capital management. In 2024 we continued our efforts to provide greater depth around waste and Scope 3 category data within our environmental management program. The measurement and management of Leslie’s sustainability efforts continues to propel Leslie’s forward as a leader in our industry.

Sustainability and Social Responsibility

Sustainability and social responsibility oversight has been a top priority for us since we became a public company in October 2020. From the outset, our Board of Directors (“Board”) has made sustainability and social responsibility priorities across our business units and through our management team. The responsibilities of the Board’s Nominating and Corporate Governance Committee include reviewing and monitoring sustainability and social responsibility matters and is reflected in the Committee’s Charter. Our sustainability and social responsibility oversight structure includes:

•	Board: Governs and supports our corporate strategy and decision-making to confirm alignment with our mission, values, and strategy.

•	Board Committees: Remain informed and advise the Board on matters within their specific areas of expertise, such as cybersecurity, human capital management and supply chain matters, among others.

•	Sub-Committee of the Nominating and Corporate Governance Committee: Oversees the establishment, review, and observation of our sustainability priorities and outreach.

•	Management Team: Monitors and implements our strategies, policies, programs, and procedures and reports to the Board and its committees.

•	Chief People Officer: Oversees sustainability initiatives and serves as Chair of the Philanthropy Council and executive lead of our Dive In Council and Sustainability Working Group.

•	Sustainability Working Group: Guides the operational execution, monitoring, and reporting of our sustainability initiatives.

More information on Leslie’s sustainability efforts is available on our Investor Relations page at https://ir.lesliespool.com/esg.

Diversity and Inclusion

Leslie’s is proud to have a culture of inclusion that motivates us to celebrate and embrace the different backgrounds and perspectives that drive our success. Our associates bring their own unique talents, qualities, and contributions to Leslie’s. Our executive leadership team, Diversity and Inclusion Advisory Council (Dive In), and associates from across the Company work together to welcome everyone and inspire each other, each and every day. We are working to foster and maintain an engaged and inclusive workplace that learns from one another through workshops, insight surveys, and our employee resource groups.

Leslie’s DEI program is advanced by the Dive In Council, which includes the Chief People Officer as its executive lead, and is made up of field and corporate members. Progress and initiatives are periodically reported to the CEO and the Board’s Compensation Committee. Among other things, Leslie’s requires annual unconscious bias training for all associates and held an inclusive

Proxy Statement and Annual Meeting Report 2025	3

PROXY STATEMENT SUMMARY

leadership training with the executive team in fiscal year 2024. As part of our commitment to transparency, we have disclosed our workforce diversity data by gender, race and ethnicity in our consolidated EEO-1 report in 2023. Leslie’s EEO-1 Report can be found on our Investor Relations page at https://ir.lesliespool.com/esg.

Environmental, health, and safety management

Our highest operational priority is to have Leslie’s products and services offer safe and enjoyable experiences for our customers and associates. We seek to take a preventative and systematic approach to health and safety matters and to instill a culture of safety across the Company. We strive to emphasize and demonstrate our collective responsibility as members of the communities we work in, play in, and serve.

We also recognize that our manufacturing and distribution centers, offices, and retail stores, and the logistical decisions we make, each uniquely contribute to our resource use. Over the years, we have endeavored to improve our operational efficiencies by considering ways to enhance our monitoring programs and implement practices that reduce our impact. Leslie’s environmental management approach supports and supplements our compliance efforts by setting and achieving goals to reduce our environmental footprint in a holistic way.

Measures we have undertaken to understand our environmental impact include expanding our environmental monitoring program to encompass waste and an enhanced list of Scope 3 greenhouse gas (“GHG”) emissions alongside our current water, energy, and Scope 1 and 2 GHG emissions reporting. We aim to continue to align our ESG reporting with leading frameworks including the Sustainable Accounting Standards Board standards and the United Nations Sustainable Development Goals.

Sustainable products and supply chain

We strive to create backyard moments that are safe and enjoyable for people and the planet through the products we offer, the awareness we raise, the partners we engage, and even the packaging practices we apply. By monitoring and setting expectations within our supply chain, we aim to maintain and expand responsible practices throughout our day-to-day operations. In collaboration with our vendor partners, we strive to provide new innovative products that improve energy and water conservation and reduce chemical consumption.

Community engagement and water safety

Each day, we are inspired to serve others through the products we offer and the services we provide. We help dedicated pool owners meet their needs and build lasting backyard memories. We raise awareness and educate the public on proper water safety, and we support and partner with our local and national communities to make a difference in peoples’ lives. Guided by our Philanthropic Council and Charitable Foundation, we give back both in and out of the water.

Leslie’s philanthropic pursuits are guided by four core pillars and their respective pillar partners: (i) water safety and community: YMCA and Boys & Girls Club; (ii) diversity, equity and inclusion: NAACP; (iii) health and wellness: St. Jude Children’s Research Hospital; and (iv) disaster relief: American Red Cross. Leslie’s Philanthropy Council oversees the philanthropic programs and Leslie’s Charitable Foundation. In fiscal years 2021 through 2024, Leslie’s donated more than $2.9 million to support its core pillars and pillar partners. Programs Leslie’s has supported include drowning education campaigns with the American Red Cross and Boys & Girls Club, an annual charity dinner with St. Jude, a sickle-cell awareness blood drive and disaster relief support for local communities. Additionally, in its fiscal year ended September 28, 2024, Leslie’s awarded grants to U.S. small businesses in partnership with the NAACP.

HUMAN CAPITAL MANAGEMENT

As of September 28, 2024, we employed approximately 3,850 employees. Of these employees, approximately 3,010 work in our physical network, approximately 250 work as in-field service technicians, approximately 340 work in our corporate office, and approximately 250 work in our distribution centers. We believe that we have good relations with our employees. None of our employees are currently covered under any collective bargaining agreements.

4 Leslie’s, Inc.

 PROXY STATEMENT SUMMARY

We consider our employees to be the foundation for our growth and success. As such, our future success depends in large part on our ability to attract, train, retain, and motivate qualified personnel. The growth and development of our workforce is an integral part of our success. We place an added priority on promoting from within, as well. Over the last three years, approximately 80% of our retail and corporate management openings have been filled by existing employees.

We are also focused on maintaining and fostering a culture of diversity and inclusion and know that a company’s ultimate success is directly linked to its ability to identify and hire talented individuals from all backgrounds and perspectives.

DIRECTOR NOMINEES

The following provides summary information about each Class I director nominee up for election at the 2025 Annual Meeting of Shareholders (the “Annual Meeting”).

Name and Occupation	Age	Other Public Boards	Committee Memberships
			AC	CC	NCGC

Yolanda Daniel Former VP Finance, Federal Reserve Bank of Chicago	58	0

Jason McDonell CEO, Leslie’s, Inc.	51	0

Maile Naylor Former Investment Officer, MFS Investment Management	51	2

The following provides summary information about the Class II director nominee up for election at the 2025 Annual Meeting.

Name and Occupation	Age	Other Public Boards	Committee Memberships
			AC	CC	NCGC

Lorna Nagler Board Chair, Ulta Beauty	68	1

Yolanda Daniel currently serves on the board and was last elected by our shareholders at the 2022 annual meeting of shareholders. Jason McDonell was elected as a director by the Board in connection with his role as Chief Executive Officer of the Company. Lorna Nagler was identified as a new director candidate upon the recommendation of our chairman and elected as a director by the Board in 2024. Maile Naylor was identified as a new director candidate upon the recommendation of our former chairman and elected as a director by the Board in 2024.

Proxy Statement and Annual Meeting Report 2025	5

PROXY STATEMENT SUMMARY

ALL OTHER DIRECTORS

The following provides summary information about all other directors not up for election at the Annual Meeting, as of January 1, 2025. In 2023, we commenced the declassification of our Board with the implementation of our Sixth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”). In accordance with the Certificate of Incorporation, Class I directors with terms expiring at this Annual Meeting will stand for re-election to a two-year term at this Annual Meeting (Ms. Nagler, as a Class II director, will stand for election for a one-year term), and Class II directors with terms expiring at our 2026 Annual Meeting will stand for re-election to a one-year term at the 2026 Annual Meeting. Beginning with our 2027 Annual Meeting, all directors will be elected to a one-year term.

Name and Occupation	Age	Class	Other Public Boards	Committee Memberships
				AC	CC	NCGC

Seth Estep EVP, Chief Merchandising Officer, Tractor Supply Company	46	II	0

Susan O’Farrell Former CFO, BlueLinx Holdings, Inc.	61	III	2

Claire Spofford CEO and President, J. Jill	63	III	1

John Strain Chairman, Former Chief Digital and Technology Officer, Gap, Inc.	56	II	0

AC – Audit Committee CC – Compensation Committee NCGC – Nominating and Corporate Governance Committee Independent Independent Chairman	Chair Member Audit Committee Financial Expert

6 Leslie’s, Inc.

PROXY STATEMENT SUMMARY

BOARD SNAPSHOT
(as of January 1, 2025)

SKILLS AND EXPERIENCE
(as of January 1, 2025)

SKILLS AND EXPERIENCE	Daniel	Estep	McDonell	Nagler	Naylor	O’Farrell	Spofford	Strain

Retail/Merchandising		🌑	🌑	🌑		🌑	🌑	🌑

Strategic Management	🌑	🌑	🌑	🌑		🌑	🌑	🌑

Supply Chain	🌑	🌑	🌑	🌑		🌑

Brand and Consumer Marketing		🌑	🌑	🌑			🌑

Digital Commerce and Marketing		🌑	🌑	🌑			🌑	🌑

Human Capital Management		🌑	🌑	🌑		🌑	🌑	🌑

Information Technology and Cyber Security						🌑		🌑

Finance/Accounting	🌑	🌑			🌑	🌑		🌑

Governance/Risk Management	🌑	🌑	🌑	🌑		🌑	🌑	🌑

Senior Leadership	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑

Sustainability	🌑						🌑

Public Company Experience	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑

BACKGROUND

Gender 🌑 Male O Female	O	🌑	🌑	O	O	O	O	🌑

African American or Black	🌑
Hispanic or Latinx
Asian					🌑
White		🌑	🌑	🌑		🌑	🌑	🌑

Proxy Statement and Annual Meeting Report 2025	7

PROXY STATEMENT SUMMARY

Skills and Experience Categories

Retail/Merchandising	Important in understanding our industry, business needs and strategic goals

Strategic Management	Important in implementing our goals and aligning on long-term business investments and objectives and our capital allocation

Supply Chain	Important to oversee upstream and downstream structure and design of the supply chain, all of which are critical to our strategic goals

Brand and Consumer Marketing	Important as marketing and communications are critical to building and expanding our market share

Digital Commerce and Marketing	Important in overseeing the development of our multi-channel strategy

Human Capital Management	Important to oversee our significant associate base that is growing, so that we place the best investments in our associates

Information Technology and Cyber Security	Important as we assess our technology and cybersecurity needs, along with the needs of our customers, among other reasons to protect our customers’ data

Finance/Accounting	Important to oversee and understand our financial statements, capital structure and internal controls

Governance/Risk Management	Supports our objective to have corporate governance and risk management practices that reflect industry best practices

Senior Leadership	Important as leadership experience can provide insight on business operations, growth and culture

Sustainability	Helpful in our work as a values driven organization

Public Company Experience	Important to oversee the workings of a public company

Board Diversity Matrix (as of January 1, 2025)

Total Number of Directors	8

	Female	Male

Part I: Gender Identity

Directors	5	3

Part II: Demographic Background

African American or Black	1	0

Hispanic or Latinx	0	0

Asian	1	0

White	3	3

8 Leslie’s, Inc.

PROXY STATEMENT SUMMARY

CORPORATE GOVERNANCE HIGHLIGHTS

•	The Board consists of a diverse mix of individuals with distinctive skills and experience

•	Separate Independent Chairman and Chief Executive Officer

•	Commenced Board declassification in 2023 with implementation of the Certificate of Incorporation, with classified Board to be phased out by 2027

•	All non-employee Board directors are independent directors

•	Only independent directors sit on Board committees

•	Average director age of 57 years

•	Annual Board and committee self-evaluations

•	Annual director evaluations

•	Executive sessions for independent directors

•	Training and certification for Board directors is encouraged

•	Directors and other designated officers are subject to stock ownership guidelines

•	Consistent outreach with our shareholders related to governance and other matters

•	Hedging/pledging prohibited

Proxy Statement and Annual Meeting Report 2025	9

Corporate Governance

DIRECTOR INDEPENDENCE

Nasdaq listing rules require a majority of a listed company’s board of directors to be comprised of independent directors who, in the opinion of the board of directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committees must be independent, and audit and compensation committee members must satisfy additional independence criteria under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our Board has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information provided by each director, our Board has affirmatively determined that no person who served as a director during any part of fiscal year 2024, with the exception of Messrs. Egeck, Kufel, McDonell and Ortega (in each case, during the portion of fiscal year 2024 he served on the Board) has or had a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each director (except for Messrs. Egeck, Kufel, McDonell and Ortega) is independent under applicable Nasdaq rules. In making these determinations, our Board considered the current and prior relationships that each non-employee director who served during any part of fiscal year 2024 has or had with the Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.” In reaching its determination regarding Mr. Strain’s independence, the Board also considered his service as interim Chief Executive Officer of Leslie’s from August 24, 2024, until September 9, 2024. In particular, the Board considered whether such service would interfere with Mr. Strain’s exercise of independent judgment in carrying out his responsibilities as a director and as Chairman of the Board, including as a result of the compensation paid to Mr. Strain for his service and his status as an affiliate of the Company during his service as interim Chief Executive Officer. Our Board also affirmatively determined that each of the directors currently serving on the Audit Committee and the Compensation Committee satisfy the additional independence criteria applicable to directors on such committee under Nasdaq listing rules and the rules and regulations established by the Securities and Exchange Commission (“SEC”).

BOARD LEADERSHIP STRUCTURE

The Board annually reviews its leadership structure to evaluate whether the structure remains appropriate for the Company. The Board selects its Chairman and the Chief Executive Officer (“CEO”) in a way it considers is in the best interests of the Company. The Board does not have a policy on whether the role of Chairman and CEO should be separate or combined. The Board has determined, however, that whenever the Chairman is not an independent director, the Board shall appoint an independent director to serve as lead independent director.

Currently, the Board believes that the roles of Chairman and CEO should be separate and that the Chairman should be an independent director as this structure enables our independent Chairman to oversee corporate governance matters and our CEO to focus on leading the Company’s business. Our Chairman is John Strain, an independent director.

The Board believes that its programs for overseeing risk, as described under “Risk Oversight,” would be effective under a variety of leadership frameworks. Accordingly, the Board’s risk oversight function did not significantly impact its selection of the current leadership structure.

LEAD INDEPENDENT DIRECTOR

Whenever the chairperson is not an independent director, the Board will designate an independent director to serve as lead independent director. The Lead Independent Director’s responsibilities will include the following:

•	presiding at all meetings of the Board at which the chairperson of the Board is not present, including executive sessions of non-employee directors and independent directors;

10 Leslie’s, Inc.

CORPORATE GOVERNANCE

•

approving information sent to the Board and overseeing that the scope, quality, quantity and timeliness of the flow of information between management and the Board is adequate for the Board to effectively and responsibly perform its duties;

•	consulting with the chairperson of the Board regarding agendas for all meetings of the Board as well as contributing to and approving them;

•	approving Board meeting schedules to provide that there is sufficient time for discussion of all agenda items;

•	serving as a liaison between the chairperson of the Board and the independent directors; and

•	if requested by major shareholders, being available for consultation and direct communication.

In addition, the Lead Independent Director also will have the authority to call meetings of the independent directors.

DIRECTOR NOMINATIONS

In accordance with its charter, the Nominating and Corporate Governance Committee determines the qualifications, qualities, skills, and other expertise required to be a director and recommends to the Board criteria to be considered in selecting nominees for directors. These inform the committee’s annual evaluation of the experience and characteristics appropriate for Board members and director candidates in light of the Board’s composition, and the skills and expertise needed for effective operation of the Board and its committees. The Board and the Nominating and Corporate Governance Committee also seek to include qualified director candidates with a diversity of gender, ethnicity, tenure, skills and experience in each pool of candidates from which Board nominees are chosen, and the Nominating and Corporate Governance Committee will include gender and other historically underrepresented groups in such pool of candidates (and instruct any director search firm it engages to do so).

When identifying potential director candidates, the Nominating and Corporate Governance Committee relies on any source available for the identification and recommendation of candidates, including current directors, officers and shareholders. In addition, the Nominating and Corporate Governance Committee from time to time may engage a third-party search firm to identify or evaluate or assist in identifying or evaluating potential candidates, for which the third-party search firm will be paid a fee. The Nominating and Corporate Governance Committee also may engage a third-party to conduct a background check of the candidate. If the Nominating and Corporate Governance Committee determines to further pursue the candidate, the committee then will evaluate the extent to which the candidate meets the Board membership qualifications described below. The Nominating and Corporate Governance Committee reviews the qualifications of director candidates and incumbent directors in light of such criteria approved by Board, and any shareholder recommendations for director are evaluated in the same manner as other candidates considered by the Nominating and Corporate Governance Committee. Shareholders that wish to recommend a director candidate should follow the procedures set forth below under “Communications with Directors,” and shareholders that wish to nominate a director for election to our Board should follow the procedures described under the “Submission of Shareholder Proposals for the 2026 Annual Meeting” heading.

We generally believe it is important for our directors to possess the following qualifications and attributes: educational background, knowledge of our business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of our shareholders. In addition, the Board believes that diversity, including gender, race and ethnicity, brings a diversity of viewpoints to the Board that is important to the effectiveness of the Board’s oversight of the Company, and the Board and the Nominating and Corporate Governance Committee also evaluate candidates’ ability to contribute to the Board’s diversity, including with respect to gender, ethnic diversity, and diversity of professional experience, such as whether the person is a current or was a former chief executive officer or chief financial officer of a public company or the head of a division of a prominent international organization. The Board assesses its effectiveness in this regard as part of the annual Board and Board Committee annual self-assessment process described below.

The Nominating and Corporate Governance Committee recommends policies regarding director qualification requirements and the process for identifying and evaluating director candidates for adoption by the Board. The above-mentioned attributes, along with the leadership skills and other experiences of our officers and Board members described above, are expected to provide the Board with a diverse range of perspectives and judgment necessary to facilitate our goals of shareholder value appreciation through organic and acquisition-related growth.

Proxy Statement and Annual Meeting Report 2025	11

CORPORATE GOVERNANCE

BOARD AND BOARD COMMITTEES ANNUAL SELF-ASSESSMENTS

On an annual basis, the Board and the Board Committees conduct written self-assessments on their respective performance throughout the past year. These written self-assessments are completed by each Board director and Board Committee member, and then the results are compiled and reviewed by the Board and/or respective Board Committee.

BOARD COMMITTEES

Our Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

In accordance with our Corporate Governance Guidelines, the independent directors meet in executive session without management present on a regularly scheduled basis.

During the fiscal year ended September 28, 2024, the Board held ten meetings, and there were eleven meetings of the Audit Committee, seven meetings of the Compensation Committee and seven meetings of the Nominating and Corporate Governance Committee. All incumbent directors attended at least 75% of the aggregate of the meetings of the Board and committees on which they served occurring during fiscal year 2024.

Directors are expected to attend the annual meeting of shareholders absent unusual circumstances. Seven of the eight then-current members of the Board attended the prior year’s annual meeting.

12 Leslie’s, Inc.

CORPORATE GOVERNANCE

AUDIT COMMITTEE
MEMBERS Susan O’Farrell (Chair) Yolanda Daniel Maile Naylor

PRINCIPAL RESPONSIBILITIES:

The primary role of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements. Management of the Company is responsible for preparing the Company’s financial statements, determining that they are complete, accurate, and in accordance with generally accepted accounting principles in the United States (“US GAAP”) and establishing and maintaining satisfactory disclosure controls and internal control over financial reporting. The independent public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion on the conformity of those consolidated financial statements with US GAAP and expressing an opinion as to the effectiveness of the Company’s internal controls over financial reporting.

We have adopted a committee charter that details the principal functions of the Audit Committee, including:

•  selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•  helping to oversee the independence and performance of the independent registered public accounting firm;

•  reviewing financial statements and discussing the scope and results of the independent audit and quarterly reviews with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end results of operations;

•  preparing the audit committee report that the SEC requires to be included in our annual proxy statement;

•  reviewing the adequacy and effectiveness of our internal control over financial reporting and disclosure controls and procedures, and overseeing procedures for employees to submit concerns anonymously about accounting, internal control, or audit matters;

•  reviewing and approving the function of our internal audit department;

•  reviewing our policies on risk assessment and risk management;

•  reviewing related party transactions; and

•  approving or, as required, pre-approving, all audit and all permissible non-audit services and fees, to be performed by the independent registered public accounting firm.

Under the Nasdaq listing rules and applicable SEC rules, we are required to have at least three members of the Audit Committee, all of whom must be independent. Each member of the Audit Committee is financially literate, and our Board has determined that Ms. O’Farrell and Ms. Daniel each qualify as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

The Audit Committee has established and oversees procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls over financial reporting and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters. The Audit Committee also has the authority to retain counsel and other advisers as it determines necessary to fulfill its duties and responsibilities.

Proxy Statement and Annual Meeting Report 2025	13

CORPORATE GOVERNANCE

COMPENSATION COMMITTEE
MEMBERS Seth Estep (Chair) Maile Naylor Claire Spofford Lorna Nagler

PRINCIPAL RESPONSIBILITIES:

The primary role of the Compensation Committee is to assist the Board with the oversight of executive compensation.

We have adopted a committee charter that details the principal functions of the Compensation Committee, including:

•  reviewing, approving and determining, or making recommendations to our Board regarding the compensation of our executive officers;

•  overseeing our overall compensation philosophy and compensation policies, plans and benefit programs for service providers, including our executive officers;

•  administering our equity compensation plans;

•  reviewing, approving, and making recommendations to our Board regarding incentive compensation and equity compensation plans; and

•  overseeing and making recommendations to our Board regarding the administration of our clawback policy.

The Compensation Committee may delegate its duties and responsibilities to one or more subcommittees as it determines appropriate.

The Compensation Committee is comprised of four directors, each director meets the Nasdaq independence requirements and all four directors qualify as “non-employee directors” under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

The Compensation Committee has the authority, in its sole discretion, to retain a compensation consultant, legal counsel or other advisers, and are directly responsible for the compensation, retention terms and overseeing the work of any such advisers.

The Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) to serve as the compensation consultant for the Compensation Committee and to provide advice in connection with the design of the Company’s 2024 compensation program for directors and executive officers. FW Cook did not provide any other services to the Company or management, and FW Cook only received fees from the Company for the services it provided to the Compensation Committee. The Compensation Committee evaluated FW Cook’s independence under the applicable Nasdaq and SEC standards and concluded that FW Cook was independent of the Company and that its services raised no conflicts of interest. The Company’s Chief Executive Officer, Chief Financial Officer, and Chief People Officer were invited to participate in discussions regarding the 2024 compensation program and to give their recommendations, other than with respect to their own compensation.

14 Leslie’s, Inc.

CORPORATE GOVERNANCE

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
MEMBERS Claire Spofford (Chair) Yolanda Daniel Seth Estep Lorna Nagler

PRINCIPAL RESPONSIBILITIES:

The primary role of the Nominating and Corporate Governance Committee is to assist the Board with oversight of the director nominations process and the Company’s corporate governance.

We have adopted a committee charter, which details the purpose and responsibilities of the Nominating and Corporate Governance Committee, including:

•  identifying, evaluating, and selecting, or making recommendations to our Board regarding, nominees for election to our Board and its committees;

•  evaluating the performance of our Board and of individual directors;

•  considering and making recommendations to our Board regarding the composition of our Board and its committees;

•  reviewing developments in corporate governance practices;

•  evaluating the adequacy of our corporate governance practices and reporting;

•  develop and recommend to the Board a CEO succession plan; and

•  developing and making recommendations to our Board regarding corporate governance guidelines and matters.

The Board has delegated to the Nominating and Corporate Governance Committee oversight of our ESG matters. The Nominating and Corporate Governance Committee has an ESG Sub-Committee which reviews and monitors our ESG sustainability and corporate governance trends, and conducts ESG shareholder outreach.

The Nominating and Corporate Governance Committee may delegate its duties and responsibilities to one or more subcommittees, consisting only of independent directors, as it determines appropriate.

The Nominating and Corporate Governance Committee is comprised of four directors and each director meets the Nasdaq independence requirements.

The Nominating and Corporate Governance Committee has the authority to retain counsel and other advisers as it determines necessary to fulfill its duties and responsibilities, including search firms to be used to identify director candidates. The Nominating and Corporate Governance Committee is responsible for setting the compensation and retention terms and overseeing the work of any director search firm, outside legal counsel or any other advisors.

Proxy Statement and Annual Meeting Report 2025	15

CORPORATE GOVERNANCE

RISK OVERSIGHT

A core responsibility of the Board is to understand the principal risks associated with the Company’s business on an ongoing basis, and oversee the key risk decisions of management, which includes comprehending the appropriate balance between risks and rewards. While the Audit Committee has primary responsibility for risk oversight, both the Audit Committee and the Board are actively involved in risk oversight and both receive reports on our risk management activities from our executive management team on a regular basis. Members of both the Audit Committee and the Board also engage in periodic discussions with members of management as they deem appropriate to review and address the proper management of the Company’s risks. In addition, each committee of the Board considers risks associated with its respective area of responsibility. For information relating to our program to assess, identify, and manage risks from cybersecurity threats, refer to our Annual Report on Form 10-K for the fiscal year ended September 28, 2024.

BOARD

Oversees the key risk decisions of management

AUDIT COMMITTEE

- Reviews and discusses with management the risks faced by the Company and the policies, guidelines and process by which management assesses and manages the Company's risks, including the Company's major financial and cybersecurity risks and the steps management has taken to monitor and mitigate such risks.

COMPENSATION COMMITTEE

- Reviews the Company's incentive compensation arrangements to determine whether they encourage excessive risk-taking, to review and discuss at least annually the relationship between risk management policies and practices and compensation, assist in the oversight of human capital management, including corporate culture, recruiting, retention, and attrition, and to evaluate compensation policies and practices that could mitigate any such risk, and oversees the Company's administration of its clawback policy.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

- Oversees risks related to corporate governance, including succession planning regarding the Chief Executive Officer.

MANAGEMENT

Chief Executive Officer, Chief Financial Officer, Chief People Officer, Chief Merchandising & Supply Chain Officer, Chief Stores Officer, and SVP & General Counsel, and other members of management, monitor and implement policies for managing the Company's risks, including those related to legal, accounting and financial matters, and report periodically on these matters to the Board and its committees.

COMMUNICATIONS WITH DIRECTORS

Shareholders may contact the Board, including to recommend director candidates, by mailing correspondence “c/o Corporate Secretary” to the Company’s principal offices at 2005 East Indian School Road, Phoenix, Arizona 85016. Correspondence will be forwarded to the respective director, except that director candidate recommendations will be forwarded to the Nominating and Corporate Governance Committee. In addition, the Corporate Secretary reserves the right not to forward advertisements or solicitations, customer complaints, obscene or offensive items, communications unrelated to the Company’s affairs, business or governance, or otherwise inappropriate materials.

16 Leslie’s, Inc.

CORPORATE GOVERNANCE

GOVERNANCE DOCUMENTS
The Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee each operate pursuant to written charters adopted by the Board. These charters, along with the Corporate Governance Guidelines and the Code of Ethics, are available at the Company’s website and in print to any shareholder who requests a copy. To access these documents from the Company’s website, go to ir.lesliespool.com and select “Governance Documents” from the “Governance” drop-down menu. Requests for a printed copy should be addressed to Corporate Secretary, Leslie’s, Inc., 2005 East Indian School Road, Phoenix, Arizona 85016.
INSIDER TRADING POLICY AND POLICIES PROHIBITING HEDGING OR PLEDGING
We maintain an Insider Trading Policy governing the purchase, sale and other dispositions of our securities by directors, officers, employees and certain others, such as contractors or consultants who have access to material nonpublic information, as well as their family members and/or controlled entities (collectively, “Covered Persons”). The policy is designed to promote compliance with applicable securities laws that prohibit certain persons who are aware of material nonpublic information about Leslie’s or its business partners from (i) trading in securities of that company or (ii) providing material non-public
information to other persons who may trade on the basis of that information.
Among other things, the Insider Trading Policy prohibits all Covered Persons, including executive officers and directors, from engaging in short sales of the Company’s securities or investing in put options, call options or other derivative securities, such as warrants, stock appreciation rights or similar rights whose value is derived from the value of the Company’s common stock. However, exercising and holding employee stock options, RSUs or other equity-based awards granted under the Company’s equity compensation plans is not prohibited.
Further, the policy prohibits all Covered Persons, including executive officers and directors, from engaging in any form of hedging transaction involving the securities of the Company. The policy also prohibits such individuals from holding our securities in margin accounts and from pledging our securities as collateral for loans. We believe that these policies further align our executives’ interests with those of our shareholders. A copy of our Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report on Form
10-K
for the fiscal year ended September 28, 2024.
DIRECTOR OVERBOARDING POLICY
Our Corporate Governance Guidelines require that ordinarily, directors may not serve on the boards of more than four public companies, including the Board, and directors who are executive officers of public companies may not serve on the boards of more than two public company boards, including the Board. In addition, no member of the Audit Committee may serve simultaneously on the audit committees of more than three public companies, including the Company. Throughout the year, we monitor our directors’ time commitments and in considering each director nominee for appointment or reappointment at the annual meeting of stockholders, the Nominating and Corporate Governance Committee took into account each director’s public company leadership positions and other outside commitments to assess the director nominees’ compliance with our overboarding policy. In applying our policy to our director nominees, we have determined that they are all in compliance with the Company’s policy and none of the director nominees are overboarded. Our Nominating and Corporate Governance Committee reviews our overboarding policy as part of its annual review of our Corporate Governance Guidelines. We also review the overboarding policies of our institutional investors on an ongoing basis, including with the Nominating and Corporate Governance Committee, as appropriate.

Proxy Statement and Annual Meeting Report 2025	17

CORPORATE GOVERNANCE

DIRECTOR COMPENSATION

The Board reviews the Company’s director compensation program annually with the assistance of FW Cook. Board compensation is reviewed in relation to the same peer group used to benchmark the executive compensation program and with reference to the market median to confirm that directors are paid competitively for their time commitment. The following table sets forth the compensation earned by our non-employee directors for service as a member of the Board for the fiscal year ended September 28, 2024.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)

Yolanda Daniel	90,000	125,000	5,042	220,042

Seth Estep	81,959	125,000	-	206,959

Eric Kufel (3)	46,772	-	4,911	51,683

Lorna Nagler	25,220	91,438	-	116,658

Malie Naylor	35,755	100,685	-	136,440

Susan O’Farrell	100,000	125,000	9,565	234,565

Steven Ortega (4)	67,005	-	2,596	69,601

James Ray (5)	25,761	-	-	25,761

Claire Spofford	93,927	125,000	-	218,927

John Strain (6)	133,424	125,000	59,604	318,028

(1)

The amounts in this column reflect the aggregate grant date fair value of the restricted stock units (“RSUs”) granted to our nonemployee directors during the fiscal year, computed in accordance with Accounting Standards Codification 718. The valuation assumptions used in determining such amounts are described in Note 16 – Equity-Based Compensation to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 28, 2024. The grant dates for the RSUs for all non-employee directors with the exception of Ms. Nagler and Ms. Naylor were March 15, 2024. The grant dates for the RSUs granted to Ms. Nagler and Ms. Naylor were on August 13, 2024 and May 23, 2024, respectively. As of September 28, 2024 Ms. Daniel, Mr. Estep, Ms. O’Farrell, Ms. Spofford, and Mr. Strain each had 18,248 RSUs outstanding, and Ms. Nagler and Ms. Naylor had 29,029 and 20,057, respectively.

(2)

The amounts in this column reflect the portion of health insurance premiums paid by the Company. Only directors who were in place prior to fiscal 2023 are eligible to participate in the health plans generally provided to our executives (provided that they pay the same portion of the premiums, related deductibles, and copays as required to be paid by our actively employed executives). Additionally, Mr. Strain’s other compensation also includes his salary for serving as Interim CEO.

(3)	Mr. Kufel received prorated fees for his time on the Board prior to his resignation on May 15, 2024.

(4)

Mr. Ortega received prorated fees for his time on the Board prior to his not standing for reelection at the 2024 Annual meeting on March 15, 2024. Additionally, this amount includes $10,000 paid to Mr. Ortega relating to advisory services provided to the Board.

(5)	Mr. Ray received prorated fees for his time on the Board prior to his resignation on December 18, 2023.

(6)	Mr. Strain served as the Interim CEO during fiscal 2024. See Compensation Discussion and Analysis (“CD&A”) for discussion of his compensation received while serving as Interim CEO.

18 Leslie’s, Inc.

CORPORATE GOVERNANCE

Our non-employee directors are eligible to receive cash compensation for their service on our Board and committees in the form of annual cash retainers as follows.

Position	Retainer ($)

Non-Executive Chairman	150,000

Board Member (other than the Non-Executive Chairman)	75,000

Lead Independent Director	25,000
Audit Committee:
Chairperson	25,000

Committee Member	10,000
Compensation Committee:
Chairperson	15,000

Committee Member	10,000
Nominating and Corporate Governance Committee:
Chairperson	10,000

Committee Member	5,000

Equity Compensation. Upon initial election and re-election to our Board, our non-employee directors receive an award of RSUs, with the number of shares determined by dividing $125,000 by the closing price of our common stock on the date of the grant. All RSUs granted to our non-employee directors vest on the earlier of the one-year anniversary date from the grant date or the day prior to the Company’s next annual meeting. For grants made in connection with a director’s initial election or appointment to our Board, the $125,000 dollar amount is pro-rated based on the number of days remaining in the 365-day period following the last annual meeting.

Expense Reimbursement. Our directors will be reimbursed for travel, food, lodging and other expenses directly related to their activities as directors.

Director Indemnification. Our directors are also entitled to the protection provided by the indemnification provisions in our bylaws. Our Board may revise the compensation arrangements for our directors from time to time.

Share Ownership. Our Board believes that, in order to more closely align the interests of our non-employee directors with the long-term interests of the Company’s shareholders, all non-employee directors should maintain a minimum level of equity interests in the Company’s common stock. Such stock ownership guidelines are based on the value of common stock owned as a multiple of the non-employee director’s retainer. For a non-employee director, the stock ownership multiple is 5x their annual cash retainer. The guidelines will be reviewed annually and revised as appropriate to keep pace with competitive and good governance practices. For purposes of determining stock ownership levels, the following forms of equity interests in the Company are included: common stock of the Company; Company restricted stock or RSUs granted under the Company’s 2020 Omnibus Incentive Plan (or any predecessor or successor plan) which are to be settled in shares of common stock, except to the extent such restricted stock or RSUs are subject to vesting conditions other than conditions based solely on the passage of time and continued service. Under the guidelines, non-employee directors are required to hold 50% of the net shares resulting from stock option exercises or vesting of other stock-based awards until they reach the applicable level. As of the record date, all non-employee directors were in compliance with the guidelines either by virtue of holding the required number of shares or by compliance with the 50% retention ratio.

Proxy Statement and Annual Meeting Report 2025	19

Proposal 1: Election of Directors

Our Certificate of Incorporation specifies that the Board currently consists of three classes of directors serving staggered terms until the 2027 Annual Meeting of Shareholders (the “2027 Annual Meeting”), when the Board will be declassified. There are three Class I directors and one Class II director whose terms of office expire at the Annual Meeting. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board nominated three Class I directors for election at the Annual Meeting to hold office until the 2027 Annual Meeting or until their successors have been duly elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal. Further, based on the recommendation of the Nominating and Corporate Governance Committee, the Board nominated one Class II director for election at the Annual Meeting to hold office until the 2026 Annual Meeting of Shareholders (the “2026 Annual Meeting”) or until her successor has been duly elected and qualified, or her earlier death, resignation, retirement, disqualification or removal. In accordance with the Certificate of Incorporation, all directors then serving on the Board, including any directors elected at this Annual Meeting, will stand for election to a one-year term at the 2027 Annual Meeting.

Each of the nominees standing for election at the Annual Meeting has consented to serve as a director, if elected, and all of the nominees are currently directors. We have no reason to believe that any of the nominees will be otherwise unavailable or, if elected, will decline to serve. If any nominee becomes unable or unwilling to stand for election as a director, proxies will be voted for any substitute as designated by the Board, or alternatively, the Board may reduce the size of the Board.

Our Board recommends a vote “FOR” the election of each nominee.

20 Leslie’s, Inc.

PROPOSAL 1: ELECTION OF DIRECTORS

DIRECTOR NOMINEES

For each of the four director nominees standing for election, as well as the four other directors with terms expiring at future annual meetings, the following describes certain biographical information and the specific experience, qualifications, attributes or skills that qualify them to serve as our directors and, as applicable, the Board committees on which they serve.

CLASS I NOMINEES FOR ELECTION TO A TWO-YEAR TERM EXPIRING AT THE 2027 ANNUAL MEETING OF SHAREHOLDERS

In 2023, we commenced the declassification of our Board with implementation as described in the Certificate of Incorporation. In accordance with the Certificate of Incorporation, Class I directors with terms expiring at this Annual Meeting will stand for re-election to a two-year term at this Annual Meeting, and, beginning with our 2027 Annual Meeting, all directors will be elected to a one-year term.

Skills and Experience

• Strategic Management • Supply Chain • Finance/Accounting • Governance/Risk Management	• Senior Leadership • Sustainability • Public Company Experience

Other Public Company Boards	Committees
None	• Audit • Nominating and Corporate Governance

Background

Ms. Daniel joined the Board in October 2020. Ms. Daniel is the former Vice President, Finance of the Federal Reserve Bank of Chicago where between 2017 through 2022 she was responsible for finance, financial analytics, procurement and supplier diversity. The Federal Reserve Bank of Chicago is one of twelve regional reserve banks that, along with the Federal Reserve Board of Governors, make up the United States central bank. Ms. Daniel brings 30 years of finance, accounting and audit experience and executive leadership in the global and domestic distribution, financial services, and healthcare industries. Ms. Daniel previously served as CFO for mission-based organizations from 2015 to 2017, which included her tenures at IFF, a community development financial institution and real estate developer, where she led the finance and investor relations functions, as well as tenure at the American Board of Medical Specialties. In the preceding 15 years, Ms. Daniel held senior financial executive roles in industry which included a seven-year tenure at W. W. Grainger, Inc. as Global Chief Audit Executive, CFO and Board Director for Grainger Canada, a division of W.W. Grainger, Inc., and Vice President for finance transformation and, U.S. financial services, where she led the company’s U.S. payment operations. Ms. Daniel also held roles of increasing responsibility at CVS Health (formerly Caremark), where, as Vice President, internal audit services she was responsible for attestation and consultation activities during a highly acquisitive and extensive growth period for the company. Ms. Daniel began her finance career in public accounting in 1990 with Banks, Finley, White & Company leaving in 1994 to assume progressive roles in finance leadership with private equity and small businesses. Ms. Daniel earned an MBA from Kellogg School of Management at Northwestern University, B.S. in Accounting from the University of Alabama at Birmingham, and is a marketing alumna from Jackson State University. Ms. Daniel is actively engaged in non-profit leadership, is an Aspen Institute 2017 Finance Leaders Fellow, and a member of the Aspen Global Leadership Network. Ms. Daniel was selected to serve on our Board because of her significant experience in finance and accounting, as well as her audit leadership for global and US-based operations across the distribution, financial services, and healthcare industries.

Proxy Statement and Annual Meeting Report 2025	21

PROPOSAL 1: ELECTION OF DIRECTORS

Skills and Experience

• Retail/Merchandising • Strategic Management • Supply Chain • Human Capital Management • Brand and Consumer Marketing	• Digital Commerce and Marketing • Governance/Risk Management • Senior Leadership • Public Company Experience

Other Public Company Boards	Committees
None	• None

Background

Mr. McDonell is our Chief Executive Officer and a member of our Board. Mr. McDonell joined the Company in such capacities in September 2024. Mr. McDonell is a seasoned senior executive with nearly 30 years of experience in retail and consumer products sectors. Most recently, he served as Executive Vice President, Merchandising, Marketing, and e-Commerce at Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider, between March 2021 and December 2023. In this role, Mr. McDonell drove omnichannel growth across the company’s $11 billion portfolio, spearheaded billion-dollar owned brands like DieHard and CarQuest, managed a global network of 200 suppliers, oversaw $4 billion in inventory, and led a global team of professionals. Before assuming this position, he was Executive Vice President and Chief Marketing Officer, between July 2019 and February 2021, where he played a key role in re-launching the DieHard brand and advancing the company’s omnichannel capabilities with the introduction of Advance Same Day. Prior to his tenure at Advance Auto Parts, Mr. McDonell spent 21 years at PepsiCo, Inc., a global leader in food, snack, and beverage products. He held various cross-functional roles with increasing responsibility across the U.S. and Canada, culminating in his role as President and General Manager of PepsiCo Foods Canada, between 2015 and 2019. In this capacity, he had full P&L responsibility for a $2.5 billion division encompassing the Frito-Lay and Quaker portfolios. His multidisciplinary experience at PepsiCo spanned brand marketing, key account management, strategy and insights, field sales, and operations for some of the company’s most iconic brands. Mr. McDonell began his career in brand management at The Proctor & Gamble Company. He holds a bachelor’s degree in Business Administration from Wilfrid Laurier University in Canada and has participated in several YPO executive leadership programs at Harvard Business School. Mr. McDonell was selected to serve as a director because he has significant retail and consumer products experience and is the Company’s Chief Executive Officer.

22 Leslie’s, Inc.

PROPOSAL 1: ELECTION OF DIRECTORS

Skills and Experience

• Finance/Accounting • Senior Leadership • Public Company Experience

Other Public Company Boards	Committees
BJ’s Wholesale Club Holdings, Inc. (NYSE: BJ) Laird Superfood, Inc. (NYSE American: LSF)	• Audit • Compensation

Background

Ms. Naylor joined the board in May 2024. Ms. Naylor has spent 25 years working in the investment management industry analyzing and evaluating global consumer discretionary companies. She previously worked as an investment officer at MFS Investment Management, a global asset management company, from September 2005 until her retirement from the investment management industry in April 2018. Prior to that, Ms. Naylor also held positions at Scudder Kemper Investments and Wellington Management, each investment management firms. She holds a bachelor’s degree in finance from Boston University and is a CFA charter holder. Ms. Naylor currently serves on the board of BJ’s Wholesale Club Holdings, Inc. (NYSE: BJ) and Laird Superfood, Inc. (NYSE American: LSF) and is a member of the board of advisors of the Boston Ballet. Ms. Naylor also served as a member of the President’s Council of the Boston Children’s Museum from October 2019 to October 2022. Ms. Naylor was selected to serve as a director due to her experience analyzing consumer related companies as well as her investor relations knowledge.

Proxy Statement and Annual Meeting Report 2025	23

PROPOSAL 1: ELECTION OF DIRECTORS

CLASS II NOMINEE FOR ELECTION TO A ONE-YEAR TERM EXPIRING AT THE 2026 ANNUAL MEETING OF SHAREHOLDERS

On June 18, 2024, the Board elected Lorna Nagler to the Board, effective June 19, 2024. Ms. Nagler was designated as a Class II director, but the Board recognizes the benefit of providing shareholders an opportunity to express their views on directors who joined the Board during the most recent fiscal year, and accordingly determined that she would stand for election to a one-year term at this Annual Meeting. As a Class II director, Ms. Nagler will also stand for re-election to a one-year term at the 2026 Annual Meeting, and beginning with our 2027 Annual Meeting, all directors will be elected to a one-year term.

Skills and Experience

• Retail/Merchandising • Strategic Management • Supply Chain • Human Capital Management • Brand and Consumer Marketing	• Digital Commerce and Marketing • Governance/Risk Management • Senior Leadership • Public Company Experience

Other Public Company Boards	Committees
Ulta Beauty, Inc. (Nasdaq: ULTA)	• Compensation • Nominating and Corporate Governance

Background

Ms. Nagler joined the Board in June 2024. Ms. Nagler brings nearly 40 years of retail expertise, including first-hand experience leading a wide variety of retail companies. Ms. Nagler has been a member of the board of directors of Ulta Beauty, Inc. (Nasdaq: ULTA) since 2009, and has served as the chair of the board of directors since June 2022. Ms. Nagler has served as a member of the board of directors of Hibbett Sports from June 2019 through July 2024 when the company was acquired by JD Sports Fashion plc, and was the chair of its compensation committee. In July 2020, she was appointed to the Wisconsin Foundation and Alumni Association Board as a member of their audit committee. She has also held numerous leadership positions within the retail industry, including at Bealls Department Stores, Christopher & Banks Corporation, Lane Bryant, Catherines Stores, and Kmart Corporation. Ms. Nagler was selected to serve as a director due to her significant leadership experience in the consumer industry.

24 Leslie’s, Inc.

PROPOSAL 1: ELECTION OF DIRECTORS

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2026 ANNUAL MEETING OF SHAREHOLDERS

In 2023, we commenced the declassification of our Board with the implementation of the Certificate of Incorporation. In accordance with the Certificate of Incorporation, directors with terms expiring at our 2026 Annual Meeting will stand for re-election to a one-year term at the 2026 Annual Meeting, and beginning with our 2027 Annual Meeting, all directors will be elected to a one-year term.

Skills and Experience

• Retail/Merchandising • Strategic Management • Supply Chain • Human Capital Management • Brand and Consumer Marketing • Digital Commerce and Marketing	• Finance/Accounting • Governance/Risk Management • Senior Leadership • Public Company Experience

Other Public Company Boards	Committees
None	• Nominating and Corporate Governance • Compensation (Chair)

Background

Mr. Estep has served as Executive Vice President, Chief Merchandising Officer of Tractor Supply Company (NASDAQ: TSCO), a farm supplies company, since February 2020 and as a member of Tractor Supply Company’s Executive Committee since June 2019. Prior to his current role, Mr. Estep served as Senior Vice President, General Merchandising from 2017 to 2020. He joined Tractor Supply in 2008, and held a number of merchandising roles of increasing seniority and responsibility at the company from 2008 to 2017. Mr. Estep also oversaw management of Petsense by Tractor Supply, a pet specialty retailer owned and operated by Tractor Supply, from 2020 to 2021. Mr. Estep holds a bachelor’s degree from the University of Tennessee and an MBA in Finance from Belmont University. Mr. Estep was selected to serve as a director due to his nearly 20 years of experience in retail, with deep expertise in merchandising, pricing, product development, sourcing and private brands.

Proxy Statement and Annual Meeting Report 2025	25

PROPOSAL 1: ELECTION OF DIRECTORS

Skills and Experience

• Retail/Merchandising • Strategic Management • Digital Commerce and Marketing • Human Capital Management • Information Technology and Cyber Security	• Finance/Accounting • Governance/Risk Management • Senior Leadership • Public Company Experience

Other Public Company Boards	Committees
None	• None

Background

Mr. Strain joined the Board in August 2018 and has served as Chairman of the Board since March 2024 and served as our interim Chief Executive Officer from August 2024 to September 2024. Mr. Strain was the Chief Digital and Technology Officer at The Gap, Inc. between October 2019 and May 2022. The Gap, Inc. is an American worldwide clothing and accessories retailer founded in 1969. Mr. Strain had responsibilities for digital strategy, operations, marketing and ecommerce, as well as technology, product management, data analytics, loyalty and payments. With almost 30 years in the retail technology, marketing and e-commerce space, Mr. Strain brings a consumer-centric mindset to a delivery orientation that has resulted in a track record of successful digital transformations. Prior to joining The Gap, Inc., Mr. Strain was the General Manager of the Retail and Consumer Goods Industry for Salesforce, Inc. Mr. Strain also spent 11 years at Williams-Sonoma, Inc. as the Chief Digital and Technology Officer, where he was responsible for technology, product management, and digital marketing. Mr. Strain also spent 14 years as a management consultant. Mr. Strain serves as a member of the board of directors for Hyatt Die Cast & Engineering Corporation, a private die cast manufacturing and engineering company, and EDITED, a private global retail analytics software company. Mr. Strain received a B.S. in Finance from Santa Clara University where he was a member of the Retail Management Institute. Mr. Strain was selected to serve as a director due to his experience in various positions with consumer-facing companies.

26 Leslie’s, Inc.

PROPOSAL 1: ELECTION OF DIRECTORS

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2027 ANNUAL MEETING OF SHAREHOLDERS

In 2023, we commenced the declassification of our Board with the implementation of the Certificate of Incorporation, and beginning with our 2027 Annual Meeting, all directors will be elected to a one-year term.

Skills and Experience

• Retail/Merchandising • Strategic Management • Brand and Consumer Marketing • Digital Commerce and Marketing • Human Capital Management	• Governance/Risk Management • Senior Leadership • Public Company Experience • Sustainability

Other Public Company Boards	Committees
J. Jill, Inc. (NYSE: JILL)	• Compensation • Nominating and Corporate Governance (Chair)

Background

Ms. Spofford joined the Board in May 2022. Ms. Spofford currently serves as Chief Executive Officer and President of J. Jill, a women’s apparel company. She also serves on J.Jill’s board of directors. Prior to joining J.Jill in February 2021, Ms. Spofford was the President of Cornerstone Brands, a holding company for several direct to consumer companies, from December 2017 to October 2020. In that role, she oversaw a portfolio of four interactive, aspirational, home and apparel lifestyle brands: Ballard Designs, Frontgate, Garnet Hill and Grandin Road. She led the team there in evolving the brands into profitable, digitally-driven omnichannel businesses. Before being promoted into this role, from January 2014 to December 2017, Ms. Spofford was the President of Garnet Hill. Prior to that, Ms. Spofford was Senior Vice President and Chief Marketing Officer of J.Jill and held numerous leadership roles at Orchard Brands, including Interim President and Chief Executive Officer, Group President for Premium Brands, and President of Appleseed’s. Before joining Orchard Brands, Spofford served as Vice President, Global Marketing of Timberland. Ms. Spofford currently serves on the board of directors of Reclaim Childhood, and she previously served on the boards of White Flower Farm and Project Adventure, Inc. Ms. Spofford received her M.B.A. from Babson College and her Bachelor of Arts in English and Political Science from the University of Vermont. Ms. Spofford was selected to serve as a director due to her significant leadership experience in the consumer industry.

Proxy Statement and Annual Meeting Report 2025	27

PROPOSAL 1: ELECTION OF DIRECTORS

Skills and Experience

• Retail/Merchandising • Strategic Management • Supply Chain • Human Capital Management • Information Technology and Cyber Security	• Finance/Accounting • Governance/Risk Management • Senior Leadership • Public Company Experience

Other Public Company Boards	Committees
National Vision Holding, Inc. (Nasdaq: EYE) Savers Value Village, Inc. (NYSE: SVV)	• Audit (Chair)

Background

Ms. O’Farrell joined the Board in October 2020. Previously, Ms. O’Farrell served as Chief Financial Officer, Senior Vice President, Principal Accounting Officer and Treasurer at BlueLinx Holdings Inc., a wholesale distributor of building and industrial products, from 2014 to 2020. Ms. O’Farrell has been a senior financial executive holding several roles with The Home Depot, a home improvement retailer, from 1999 to 2014. As the Vice President of Finance at The Home Depot, Ms. O’Farrell led teams supporting the retail organization. In her final role with The Home Depot, Ms. O’Farrell was responsible for the finance function for The Home Depot’s At Home Services Group. Ms. O’Farrell began her career with Andersen Consulting, LLP, leaving as an Associate Partner in 1996 for a strategic information systems role with AGL. Resources. Ms. O’Farrell served as a Director of BlueLinx Corporation, a subsidiary of BlueLinx Holdings. Ms. O’Farrell currently serves on the board of directors of Savers Value Village, Inc. (NYSE: SVV), since 2023, and on the board of directors and audit committee of National Vision Holdings, Inc. (NASDAQ: EYE), an optical retailing company, since February 2024. Ms. O’Farrell is a qualified financial expert and a holder of the CERT Certificate in Cybersecurity Oversight from Carnegie Mellon. Ms. O’Farrell has a B.S. in Business Administration from Auburn University and completed the Emory Goizueta Executive Leadership Program. Ms. O’Farrell was selected to serve as a director due to her extensive leadership experience in the retail and distribution industry, her broad business background, financial expertise as well as her experience as the Chief Financial Officer of a publicly traded company.

28 Leslie’s, Inc.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm

Ernst & Young LLP (“EY”) has served as the Company’s independent registered public accounting firm since 2000. Representatives of EY are expected to be present at the Annual Meeting online, will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions from shareholders.

We are asking shareholders to ratify the Audit Committee’s selection of EY as our independent registered public accounting firm for the fiscal year ending October 4, 2025. While such ratification is not required, the Board is submitting the selection of EY to our shareholders for ratification as a matter of good corporate practice. If shareholders do not ratify the selection of EY as our independent registered public accounting firm for the fiscal year ending October 4, 2025, our Audit Committee may reconsider the selection of EY as our independent registered public accounting firm. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Our Board recommends a vote “FOR” the ratification of the selection by the Audit Committee of EY as our independent registered public accounting firm.

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following is a summary of fees paid or to be paid to EY for services rendered during the prior two fiscal years. All such services were pre-approved by our Audit Committee in accordance with the “Pre-Approval Policy” described below.

	For the Year Ended September 28, 2024(1)	For the Year Ended September 30, 2023(2)

Audit Fees(3)	$3,389,000	$2,825,000

Audit-Related Fees	$60,700	-

Tax Fees	-	-

All Other Fees(4)	-	4,300

Total	$3,449,700	$2,829,300

(1)	Fiscal year 2024 audit fees include an invoice received from EY in 2025 that relate to services for the fiscal year 2024 audit.
(2)	Fiscal year 2023 audit fees include an invoice received from EY in 2024 that relate to services for the fiscal year 2023 audit.
(3)

Audit fees consist of fees associated with (i) the audits of our consolidated financial statements, (ii) reviews of our interim quarterly consolidated financial statements and (iii) assistance with SEC filings including consents and related services in connection with the Company’s offerings.

(4)	All other fees consist of license fees for EY’s accounting research software.

PRE-APPROVAL POLICY

The Audit Committee has adopted policies and procedures with respect to the pre-approval of all audit and permitted non-audit services by the Company’s independent registered public accounting firm. The Audit Committee undertakes a review of such policies at least quarterly, and if necessary, modifies such pre-approval procedures and policies. The Audit Committee may delegate its pre-approval responsibilities to one or more subcommittees as the Audit Committee may deem appropriate, provided that any pre-approval of services by such subcommittees pursuant to this delegated authority must be presented to the full Audit Committee at its next scheduled meeting.

Proxy Statement and Annual Meeting Report 2025	29

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AUDIT COMMITTEE REPORT(1)

The Audit Committee has reviewed and discussed our audited financial statements with management, and has discussed with our independent registered public accounting firm the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. Additionally, the Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm, as required by the applicable requirements of the PCAOB, regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based upon such review and discussion, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

Submitted by:

Audit Committee of the Board of Directors

Susan O’Farrell (Chair)

Yolanda Daniel

Maile Naylor

(1)

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (“Securities Act”) or the Exchange Act.

30 Leslie’s, Inc.

Proposal 3: Non-Binding, Advisory Vote to Approve Named Executive Officer Compensation

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the requirements of Section 14A of the Exchange Act, we are providing our shareholders an opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement (commonly referred to as a “say-on-pay” vote).

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to provide an attractive, flexible and market-based compensation program tied to Company and individual performance and aligned with the interests of our shareholders. Please read the “Compensation Discussion and Analysis” section for additional details about our executive compensation program, including information about the compensation of our named executive officers (“NEOs”).

We are asking shareholders to vote “FOR” the following resolution:

“RESOLVED, that the shareholders approve, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion within such Proxy Statement.”

This resolution will not be binding on our Board or the Compensation Committee. However, our Board and the Compensation Committee will review and consider the results of this Proposal 3 when making future compensation decisions for our NEOs. In accordance with our policy of holding annual “say-on-pay” advisory votes, the next “say-on-pay” advisory vote is expected to occur at the 2026 Annual Meeting.

Our Board recommends a vote “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers.

Proxy Statement and Annual Meeting Report 2025	31

Information about Our Executive Officers

Name	Age	Title

Jason McDonell	51	Chief Executive Officer

Scott Bowman	57	Chief Financial Officer

Dave Caspers	54	Chief Stores Officer

Naomi Cramer	59	Chief People Officer

Moyo LaBode	54	Chief Merchandising & Supply Chain Officer

Benjamin Lindquist	39	SVP, General Counsel & Corporate Secretary

Jason McDonell’s biographical information can be found with the other director biographies in the Director Nominees section.

Scott Bowman joined the Company as its Chief Financial Officer Designate in July 2023, and became the Company’s Chief Financial Officer and Treasurer in August 2023. Mr. Bowman most recently served as Chief Financial Officer for True Food Kitchen after serving as Chief Financial Officer for Dave & Buster’s (NASDAQ: PLAY), a restaurant and entertainment company, from 2019 to 2021 and Hibbett Sports (NASDAQ: HIBB), an athletic retail chain, from 2012 to 2019. Mr. Bowman previously served as a Divisional CFO at The Home Depot, where he held leadership positions in various corporate finance roles having started his career in the audit department of The Sherwin-Williams Company. Mr. Bowman is a CPA and holds an MBA from Emory Goizueta Business School and a B.S. in Accounting and Finance from Miami University (Ohio).

Dave Caspers has served as our Chief Stores Officer since October 2023. Prior to that, Mr. Caspers joined the Company in May 2023, as our Senior Vice President of Retail Operations. Prior to joining the Company, Mr. Caspers served as the VP Omni Channel Retail Healthcare Operations for Walmart, a multinational retailer, from August 2022 to May 2023, where he was responsible for the execution and results for Walmart Health, including healthcare, teams, design, operations, and patient experience. From August 2015 through August 2022, Mr. Caspers held various roles for Banner Health, a healthcare company, including VP Healthcare Operations, VP Special Project BUMD, and VP Patient Experience. Prior to that, Mr. Caspers held various positions for Target Corporation. Mr. Caspers is a graduate from St. Cloud State University and North Dakota State College of Science.

32 Leslie’s, Inc.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Naomi Cramer has served as our Chief People Officer since May 2023. She joined Leslie’s as the Chief Human Resources Officer in September 2022. Prior to joining Leslie’s, she was the Chief Human Resources Officer at Banner Health, the fifth largest non-profit healthcare company in the United States, from June 2016 to February 2022. She joined Banner in December of 2014 as Vice President of Talent Acquisition and was later promoted to Vice President of Talent Management in 2015; where she led all talent functions for the organization including recruitment, learning and development, organizational effectiveness and change, assessment and survey and workforce planning. Prior to joining Banner, Ms. Cramer had a progressive career in operations and human resources at Target Corporation. Her last role was Senior Vice President of Field HR, where she led all areas of Human Resources for 350,000 employees in 1,780 retail stores and 37 distribution centers. Ms. Cramer holds a Bachelor’s of Science degree from the University of Phoenix.

Moyo LaBode has been our Chief Merchandising & Supply Chain Officer since May 2023. Prior to that, Mr. LaBode served as our Chief Merchandising Officer since December 2021. Prior to that, Mr. LaBode served as our SVP, Merchandising from May 2021 to December 2021. Before joining Leslie’s, Mr. LaBode served as Vice President, General Merchandise Manager at Barnes & Noble, a national bookseller, from 2018 to 2021, where he was responsible for the gift, toys and entertainment categories. Prior to that, Mr. LaBode worked at The Home Depot, where he was the Divisional Merchandise manager for hard surface flooring and the Vice President of Merchandise Strategy, and he worked at Target Corporation, where he was responsible for a variety of merchandising, sourcing and operational roles. Mr. LaBode has a B.A. in Economics from the University of Minnesota.

Proxy Statement and Annual Meeting Report 2025	33

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Benjamin Lindquist has been our Senior Vice President, General Counsel & Corporate Secretary since April 2024. Prior to that, Mr. Lindquist was our Vice President & Associate General Counsel from December 2022 to April 2024, and was our Vice President & Corporate Counsel from November 2018 to December 2022. Prior to that, Mr. Lindquist held various roles of increasing responsibility in the Company’s legal department from when he began with the Company in August 2013. Mr. Lindquist has a B.S. in Finance and Information Systems from the University of Utah and J.D. from the University of San Diego School of Law.

34 Leslie’s, Inc.

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis (“CD&A”) we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies for fiscal year 2024 with respect to our NEOs, and the material factors that we considered in making those decisions.

In fiscal year 2024 we continued our ongoing executive compensation program. Our NEOs received a mix of base salary, annual cash bonus opportunities, and long-term equity incentives comprised of an equal value-based mix of performance vesting restricted stock units (“PSUs”) and time-vesting RSUs.

Our NEOs for fiscal year 2024 were: Mr. Egeck, our former CEO; Mr. Strain, our former Interim CEO; Mr. McDonell, our current CEO; Mr. Bowman, our CFO; Mr. Caspers, our Chief Stores Officer; Ms. Cramer, our Chief People Officer; and Mr. LaBode, our Chief Merchandising & Supply Chain Officer. Mr. Egeck’s employment was terminated without cause during fiscal 2024 and he resigned from the Company’s Board of Directors, effective August 24, 2024. In connection with his termination of employment, Mr. Egeck became entitled to the payments and benefits applicable under the Amended and Restated Employment Agreement, dated as of October 19, 2020, between Mr. Egeck and the Company (the “Egeck Employment Agreement”), upon a termination of employment by the Company without cause, in accordance with and subject to the terms thereof, including the Company’s receipt of an effective release of claims against the Company from Mr. Egeck. The terms of Mr. Egeck’s separation are described in further detail under “Potential Payments upon Termination or Change in Control.” In connection with Mr. Egeck’s termination, Mr. Strain was appointed as our Interim CEO and served in such position until Mr. McDonell was appointed our CEO on September 9, 2024.

EXECUTIVE COMPENSATION PHILOSOPHY

We believe our compensation philosophy and design are well aligned with the interest of our shareholders, as well as our performance culture, growth strategy, and desire to attract and retain high-quality executives. Our executive compensation philosophy is to provide an attractive, flexible and market-based compensation program tied to company and individual performance and aligned with the interests of our shareholders. In establishing compensation levels and designing the elements of our executive compensation program, we aim to set overall compensation levels that are both internally equitable and commensurate with the companies with which we compete for talent. The principal objectives of our executive compensation program are to attract and retain highly talented executives to serve in leadership positions and advance our long-term growth strategy. Within our ongoing program, we motivate such executives to succeed by providing compensation that is based on both short- and long-term performance and aligns the interests of our officers with those of our shareholders by delivering a substantial portion of the officers’ compensation through incentives that drive long-term enterprise value creation. We regularly review our executive compensation program with the goal of motivating our executive team to achieve our strategic goals and aligning their interests with those of our shareholders.

Consistent with the foregoing philosophy:

•

At-risk compensation: For fiscal year 2024, approximately 58% of our non-CEO NEOs’ (in place at the beginning of the fiscal year) target direct compensation, comprised of base salary, target cash bonus opportunities, and regular annual cycle target long-term equity incentives, was at-risk.*

•

Pay for performance: Our performance against our incentive plan metrics for fiscal year 2024 was below the thresholds set at the beginning of the year. Accordingly, our NEOs received no cash bonuses for the fiscal year and forfeited the

*

We omitted Messrs. Egeck, Strain and McDonell from this calculation due to (i) Mr. Egeck’s departure during fiscal year 2024; (ii) Mr. Strain’s service as interim CEO thereafter; and (iii) Mr. McDonell’s employment commencing shortly prior to the end of fiscal year 2024. More information on our current and former CEOs’ compensation can be found in the “2024 Summary Compensation Table” in this section.

Proxy Statement and Annual Meeting Report 2025	35

COMPENSATION DISCUSSION AND ANALYSIS

second tranche of their fiscal year 2023 PSUs (covering 2023-2024 performance). Additionally, the balance of their fiscal year 2023 PSUs are not currently anticipated to be earned and the fiscal year 2024 PSUs (covering 2024-2025 performance) are tracking below target.

The following features of our compensation program are designed to align the interests of our executive team with those of our shareholders and with market best practice:

What We Do	What We Don’t Do
✓ Grant compensation that is primarily at-risk and variable	✗ Allow hedging or pledging of Company stock

✓ Subject short- and long-term incentive compensation to measurable and rigorous goals	✗ Reprice stock options without shareholder approval

✓ Use an independent compensation consultant	✗ Provide excessive perquisites

✓ Cap incentive payments	✗ Provide supplemental executive retirement plans

✓ Structure compensation to avoid excessive risk taking	✗ Provide tax gross-ups with respect to a change in control

✓ Provide competitive compensation that is compared against a size appropriate industry peer group	✗ Provide “single trigger” change in control payments

✓ Maintain rigorous stock ownership guidelines	✗ Provide excessive severance benefits

✓ Have a robust recoupment policy

PROCESS FOR SETTING EXECUTIVE COMPENSATION

Generally, our Compensation Committee reviews and, as appropriate, modifies compensation arrangements for executive officers during the first quarter of each fiscal year (with equity grants generally made during the first quarter or early in the second quarter). The CEO reviews the performance and compensation of our executive officers and makes recommendations as to their compensation to the Compensation Committee. In making its decisions regarding executive compensation, the Compensation Committee meets outside the presence of executive officers when making final decisions about each executive officer. The CEO is periodically present during portions of these deliberations that relate to the compensation for other executives, but does not participate in any discussions regarding his own pay.

During fiscal year 2024, we engaged FW Cook as a third-party consultant to provide services including review and analysis of our executive compensation levels and practices, peer group review and corresponding market study, and long-term incentive plan design and equity grant practices. As part of this review process, the Board and the Compensation Committee applied its values, philosophy and understanding of market trends and practices, while considering the compensation levels needed to ensure that our executive compensation program remains competitive and aligned with the interests of our shareholders.

PEER GROUP

To assist the Compensation Committee in its review of executive compensation for fiscal year 2024, the Compensation Committee developed, with FW Cook, a peer group of similarly-situated companies to use for compensation benchmarking purposes. The peer group used to inform compensation decisions for fiscal year 2024 was comprised of:

Boot Barn Holdings, Inc.	Johnson Outdoors Inc	The AZEK Company, Inc.
Container Store Group, Inc.	MarineMax, Inc.	Topgolf Callaway Brands Corp.
Crocs, Inc.	Monro, Inc.	Trex Company
Floor & Décor	National Vision Holdings, Inc.	YETI Holdings, Inc.
Haverty Furniture Companies, Inc	Ollie’s Bargain Outlet Holdings, Inc.

The peer group is the same as the peer group that was used to inform fiscal year 2023 decisions. At the time the peer group was approved (May 2023), our market capitalization and trailing four quarters revenues were just below the median of the peer group. The peer group will continue to be reviewed annually to ensure it best represents the Company’s size, industry and scope of operations.

Peer group data were supplemented with national retail and general industry survey data, scoped by each executive’s revenue responsibility, to provide an additional market reference point.

36 Leslie’s, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

ELEMENTS OF COMPENSATION

The compensation of our NEOs generally consists of base salary, annual cash bonus opportunities, long-term equity incentives in the form of equity awards and other benefits, each as described below.

Base Salary

Base salary is a fixed compensation element intended to attract and retain the talent necessary to successfully manage our business and execute our business strategies. Base salaries for our NEOs, including consideration for increases, are established based on the scope of their responsibilities, taking into account relevant experience, internal pay equity, tenure, competitive market practice, and other factors deemed relevant. Base salaries for our NEOs in fiscal year 2024 and 2023 were as follows:

Name	FY2023	FY2024	% Increase

Jason McDonell	$—	$850,000	N/A

John Strain(1)	$—	$44,000	N/A

Michael R. Egeck	$1,025,000	$1,025,000	0%

Scott Bowman	$550,000	$550,000	0%

Dave Caspers(2)	$—	$425,000	N/A

Naomi Cramer(2)	$—	$400,000	N/A

Moyo LaBode	$425,000	$425,000	0%

(1)	Mr. Strain received this amount as his salary for serving as our Interim CEO.

(2)	As Mr. Caspers and Ms. Cramer were new NEOs in fiscal 2024, their fiscal 2023 base salaries are not included.

Annual Cash Bonus Opportunities

The target performance-based cash bonus opportunity for each of the NEOs is expressed as a percentage of his or her base salary and can be earned by meeting certain predetermined corporate performance objectives, subject to an individual/strategic performance modifier. Fiscal year 2024 annual cash bonuses for Mr. Egeck, was targeted at 100% of his base salary, for Mr. Bowman was 100% of his base salary, and for Mr. Caspers, Ms. Cramer, and Mr. LaBode were targeted at 50% of their base salaries. For the NEOs, the target percentages did not change from those in effect for fiscal year 2023. Mr. McDonell was not eligible for participation in the fiscal 2024 performance-based cash bonus due to the timing of his hire. His target annual cash bonus for the fiscal year 2025 was set at 100% of base salary. Mr. Strain was not eligible for participation in the fiscal 2024 performance-based cash bonus due to his role as Interim CEO.

The Board set corporate performance objectives based on the achievement of an annual Adjusted EBITDA target, which the Board believed to best align the interest of the NEOs and our shareholders. The Board established the following matrix to map Adjusted EBITDA performance to bonus earnouts, with pre-established threshold, target and maximum performance levels, with linear interpolation applying between such levels.

Adjusted EBITDA is defined as earnings before interest (including amortization of debt issuance costs), taxes, depreciation and amortization, management fees, equity-based compensation expense, loss on debt extinguishment, costs related to equity offerings, strategic project costs, executive transition costs, loss (gain) on disposition of assets, mark-to-market on interest rate cap and other non-recurring, non-cash or discrete items.

	Adjusted EBITDA(1)	Payout as % of Target

Threshold	$160.0 M	25%

Target	$180.0 M	100%

Maximum	$200.0 M	200%

Actual	$108.7 M	0%

(1)	Adjusted EBITDA is a non-GAAP metric and was as reported in the Company’s Annual Report on Form 10-K for fiscal year 2024.

Proxy Statement and Annual Meeting Report 2025	37

COMPENSATION DISCUSSION AND ANALYSIS

The amount earned relative to corporate performance was then subject to potential modification upwards by up to 20% or downwards by up to 100% (i.e. 0% to 120% of the amount earned relative to corporate performance) based on performance against individual and strategic objectives, on a zero-sum basis across all eligible employees of the Company, including our NEOs who were eligible to participate in the annual bonus plan. For fiscal year 2024 the individual and strategic objectives for the NEOs who were eligible to participate in the annual bonus plan were focused on diversity, equity and inclusion, where, in each case improvements were achieved.

Based on actual fiscal year 2024 Adjusted EBITDA performance of $108.7million, no bonuses were earned for 2024, as reflected in the “Summary Compensation Table” below.

New Hire Bonus and Equity Grant

In connection with his appointment as CEO during fiscal year 2024, Mr. McDonell received a cash sign-on bonus of $350,000 which was paid on his first payroll processing date following the effective date of his appointment and is subject to repayment in the event of resignation or termination for cause prior to completing twelve full months of employment. In addition, because Mr. McDonell did not participate in our fiscal 2024 annual equity program described below due to the commencement date of his employment, he also received an equity grant of RSUs with a target grant date value of $1,150,000 in September 2024, which will vest in equal annual installments over a four-year period, and was granted an equity grant of PSUs with a target grant date value of $1,150,000 in December 2024, at the time regular, annual cycle awards are made to the Company’s NEO’s, which will vest over a three-year period.

Long-Term Equity Incentives

In fiscal year 2023, we commenced an ongoing annual equity grant program which we continued for fiscal year 2024. As a part of the regular, annual grant cycle, each of the NEOs, other than Mr. McDonell and Mr. Strain, received equity grants comprised 50% of PSUs and 50% of RSUs. Mr. Egeck received such annual equity grants in fiscal year 2024, prior to his separation, which were forfeited upon his separation. Also, as discussed further below, certain additional RSU grants were made during fiscal year 2024.

Mr. Strain was not eligible for equity awards in his role as Interim CEO; he did receive RSUs for his service as a member of the Board of Directors. Refer to discussion under “Director Compensation” elsewhere in Corporate Governance for a description of the director compensation program.

Fiscal Year 2024 Restricted Stock Units

During fiscal year 2024, each of the NEOs, other than Mr. McDonell and Mr. Strain, received RSUs equal to 50% of target equity values as a part of the regular, annual grant cycle.

Additionally, during the fiscal year, Messrs. Bowman, Caspers and LaBode, and Ms. Cramer received an additional grant of RSUs as retention awards to support stability during the CEO succession period.

In each case, with the exception of the retention RSUs, the RSUs vest in equal, annual installments over four years, subject to continued employment. The retention RSUs vest in annual installments over two years, subject to continued employment.

Fiscal Year 2024 Performance Stock Units

In fiscal year 2024, we continued to grant PSUs to all NEOs, with the exception of Mr. McDonell due to his commencement of employment towards the end of our fiscal year and Mr. Strain, who was not eligible for equity awards in his role as Interim CEO.

38 Leslie’s, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

The PSUs are subject to cumulative Adjusted Net Income and revenue goals, weighted 75% and 25%, respectively. For the 2024 PSU program, there is a two- year performance period, covering fiscal years 2024 and 2025; PSUs are eligible to vest at 0-200% of target. Payouts of earned PSUs occur 50% in the first quarter of fiscal year 2026 and 50% in the first quarter of fiscal year 2027, subject to continued employment.

“Adjusted Net Income” for purposes of the PSUs is defined as net income (loss) adjusted to exclude equity-based compensation expense; loss on debt extinguishment; costs related to debt or equity offerings; strategic project costs; executive transition or reorganization costs; gain or loss on disposition of assets; mark-to-market on interest rate hedging contracts; non-recurring transaction and transition costs related to a merger, acquisition, divestiture, or joint venture; the impact on net income from an acquisition or divesture that occurs during the applicable measurement period with a purchase or sale price that is greater than $150 million; material litigation charges or gains; goodwill impairment charges; items related to changes in accounting principles, applicable law or regulations; and other non-recurring, non-cash or discrete items as determined to be appropriate by the Compensation Committee (which may include adjustments taken into account in calculating Adjusted Net Income as reported by the Company in one or more of its earnings releases for the applicable Performance Period), in each case, as determined by the Compensation Committee to be appropriate taking into account all relevant objective information or financial data.

Fiscal Year 2023 Performance Stock Units

In fiscal year 2023, we granted PSUs for the first time to all NEOs serving at the time. The PSUs are subject to cumulative Adjusted Net Income and revenue goals, weighted 75% and 25%, respectively. For the 2023 PSU program, there are one-, two-, and three-year performance periods, after each of which one-third of the target number of PSUs is eligible to vest (at 0% - 200% of target) based on actual performance. As discussed in last year’s Proxy Statement, the first tranche was forfeited as a result of fiscal year 2023 performance.

One-third of the target number of PSUs were eligible to vest based on the following fiscal years 2023-2024 performance goals:

Performance Level	Achievement Percentage	2023-2024 Cumulative Adjusted Net Income(1)	2023-2024 Cumulative Revenue(1)

Threshold	50%	$480M	$4,810M

Target	100%	$540M	$5,130M

Maximum	200%	$605M	$5,470M

Actual	0%	$50.0M	$2,781.3M

(1)	As reported in the Company’s Annual Report on Form 10-K for fiscal years 2023 and 2024.

Based on performance over the two-year performance period, the second tranche of the PSUs did not vest.

Other benefits

We currently provide broad-based welfare benefits to our NEOs that are available to all of our employees, including health, dental, life, vision and disability insurance.

In addition, we maintain, and certain of the NEOs participate in, a 401(k) plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis and under which we are permitted to make discretionary employer contributions. Employees’ pre-tax contributions are allocated to their respective individual accounts and are then invested in selected investment alternatives according to their directions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code. We currently match participant contributions to the 401(k) plan up to 4% of eligible earnings, up to IRS limits.

We do not maintain any defined benefit pension plans or non-qualified deferred compensation plans.

Proxy Statement and Annual Meeting Report 2025	39

COMPENSATION DISCUSSION AND ANALYSIS

Post-Employment Compensation Arrangements

The NEOs are entitled to certain severance benefits, the terms of which are described below under “Potential Payments upon Termination or Change in Control.” The severance benefits are an essential element of the overall executive compensation package and assist the Company in recruiting and retaining talented individuals and aligning the executive’s interests with the best interests of the shareholders. The terms of Mr. Egeck’s separation are described in further details under “Potential Payments upon Termination or Change in Control.”

OTHER MATTERS

Risk Assessment

During fiscal year 2024, the Compensation Committee worked with FW Cook and management to assess our compensation policies and practices. Our Board and our Compensation Committee do not believe that our executive and non-executive compensation programs encourage excessive or unnecessary risk taking, and any risk inherent in our compensation programs is unlikely to have a material adverse effect on us.

Say-on-Pay

Our Compensation Committee considers feedback from our shareholders and the results of our Say-on-Pay vote in making compensation decisions for our NEOs. Our 2024 Say-on-Pay vote reflected approximately 97.6% support from our shareholders, based on the percentage of shares voted. The Compensation Committee believes this indicates that our shareholders support the philosophy, strategy, objectives, and administration of our executive compensation program.

Clawback/Forfeiture

Our Board has adopted a clawback policy that complies with the Nasdaq listing standards and provides for the recoupment of certain cash or equity-based compensation in the event the Company is required to restate its financial statements due to the Company’s material noncompliance with any financial reporting requirements under the securities laws.

In addition, pursuant to Leslie’s, Inc. Amended and Restated 2020 Omnibus Incentive Plan, if the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, then the Compensation Committee may require a participant to disgorge or forfeit to the Company that portion of time- and/or performance-based awards that were granted, earned or vested during the Company’s three completed fiscal years immediately preceding the date the Company is required to prepare the accounting restatement, that the Compensation Committee determines was in excess of the amount that would have been granted, earned or vested during such period based on the restated results. This recoupment policy applies to awards granted on or after the effective date of the Leslie’s, Inc. Amended and Restated 2020 Omnibus Incentive Plan. Further, the plan administrator has the full power to terminate or cause a participant to forfeit an award and require the participant to disgorge to the Company any gains attributable to the award, if the participant engages in any action constituting cause for termination, or a breach of a material Company policy, any award agreement, or any other agreement between the participant and the Company concerning noncompetition, nonsolicitation, confidentiality, trade secrets, intellectual property, nondisparagement, or similar obligations.

40 Leslie’s, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

Share Ownership Guidelines

Our Board believes that, in order to more closely align the interests of our NEOs and other designated officers with the long-term interests of the Company’s shareholders, all NEOs and other designated officers should maintain a minimum level of equity interests in the Company’s common stock. Such stock ownership guidelines are based on the value of common stock owned as a multiple of base salary. The guidelines will be reviewed annually and revised as appropriate to keep pace with competitive and good governance practices. The multiples are set based upon each officer’s position, as set forth below:

Position	Stock Ownership Multiple

Chief Executive Officer	6x base salary

Chief Financial Officer & Chief Operating Officer (if any)	3x base salary

Other Designated Officers	2x base salary

For purposes of determining stock ownership levels, the following forms of equity interests in the Company are included: common stock of the Company; Company restricted stock or RSUs granted under the Company’s 2020 Omnibus Incentive Plan (or any predecessor or successor plan) which are to be settled in shares of common stock, except to the extent such restricted stock or RSUs are subject to vesting conditions other than conditions based solely on the passage of time and continued service; and common stock of the Company held for the individual’s account in the 401(k) Plan. Unearned performance-based restricted stock or PSUs, and shares underlying unexercised stock options (whether vested or unvested, whether time- or performance-based and whether in-the-money or not) do not count as stock owned for purposes of the guidelines. Under the guidelines, NEOs and other designated officers are required to hold 50% of the net shares resulting from stock option exercises or vesting of other stock-based awards until they reach the applicable level. In the case of time-vested RSUs in the categories above which are not yet fully vested, only a portion representing the net after-tax holdings at vesting will count as stock owned. For purposes of calculating these estimated net holdings, the tax withholding rate assumed to apply at vesting shall equal 40%.

As of the record date, all NEOs who were still serving as executive officers on such date were in compliance with the guidelines either by virtue of holding the required number of shares or by compliance with the 50% retention ratio.

Prohibition on Hedging or Pledging

We have a policy prohibiting all executive officers and directors from engaging in any form of hedging transaction involving the securities of the Company. The policy addresses short sales and transactions involving publicly traded options and also prohibits such individuals from holding our securities in margin accounts and from pledging our securities as collateral for loans. We believe that these policies further align our executives’ interests with those of our shareholders.

Tax Deductibility

In connection with its determination of the various elements of compensation for our executive officers, the Compensation Committee has taken into account the impact of Section 162(m) of the Internal Revenue Code on the deductibility of compensation for federal income tax purposes. Section 162(m) limits the deductibility of compensation paid to covered employees to $1 million annually. Notwithstanding Section 162(m), the Compensation Committee has the discretion to design and implement elements of executive compensation that may not be fully deductible for income tax purposes.

Equity Grant Timing

The Compensation Committee does not take material nonpublic information into account when determining the timing and terms of equity awards and has not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Proxy Statement and Annual Meeting Report 2025	41

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION COMMITTEE REPORT(1)

Our Compensation Committee oversees our compensation program on behalf of our Board. In fulfilling its oversight responsibilities, our Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” included in this proxy statement. In reliance on the review and discussion referred to above, our Compensation Committee recommended to our Board that the “Compensation Discussion and Analysis” be included in our proxy statement.

Submitted by:

Compensation Committee of the Board of Directors

Seth Estep (Chair)

Lorna Nagler

Maile Naylor

Claire Spofford

(1)

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

42 Leslie’s, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

2024 SUMMARY COMPENSATION TABLE

The following table presents information regarding the compensation of our NEOs for services rendered during the fiscal years 2024, 2023 and 2022.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Options ($)		Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)

Jason McDonell	2024	44,861	(3)	350,000	(3)	-		1,150,000	-	34,735	1,579,596

Chief Executive Officer

John Strain	2024	44,000		-		-		125,000	-	149,028	318,028

Interim Chief Executive Officer

Michael R. Egeck	2024	965,865		-		-		1,800,046	-	526,707	3,292,618

Former Chief Executive Officer	2023	1,025,000		-		-		3,000,128	-	16,843	4,041,971

	2022	1,025,000		-		1,547,063	(4)	-	761,575	5,800	3,339,438

Scott Bowman	2024	550,000		200,000		-		683,650	-	12,446	1,446,096

Executive Vice President and Chief Financial Officer	2023	116,346	(5)	300,000	(5)	-		550,005	-	120,503	1,086,854

Dave Caspers	2024	410,577		-		-		313,650	-	12,446	736,673

Chief Stores Officer

Naomi Cramer	2024	400,000		-		-		353,615	-	20,521	774,136

Chief People Officer

Moyo LaBode	2024	425,000		-		-		453,635	-	25,890	904,526

Chief Merchandising Officer	2023	419,231		-				920,205	-	22,266	1,361,702

	2022	400,000		-		361,630	(4)	450,004	148,600	-	1,360,234

(1)

The amounts reported in this column represent the grant date fair value of the RSUs and PSUs granted to each of the NEOs in the specified fiscal year, calculated in accordance with FASB Accounting Standards Codification Topic 718. The grant date fair value is determined by multiplying the number of units granted by the closing price of our common stock on the grant date. The value of the PSU awards granted in fiscal year 2024, assuming achievement of the maximum performance level of 200%, would have been: Mr. Egeck, $1,800,046; Mr. Bowman, $560,050; Mr. Caspers, $190,050; Ms. Cramer, $230,015; and Mr. LaBode, $330,035. Mr. Strain received RSUs for his service as a member of the Board of Directors. Refer to discussion under “Director Compensation” elsewhere in Corporate Governance.

(2)	The amounts in this column are detailed in the table immediately below.
(3)	Mr. McDonell received a prorated base salary of $44,861 and an initial sign on bonus payment of $350,000 in connection with the commencement of his employment during fiscal 2024.
(4)

Represents the fair value of the stock options that were granted to each of the applicable NEOs during fiscal year 2022. As disclosed in prior year’s proxy statement, in fiscal year 2021, certain of our NEOs received performance-vesting stock options eligible to vest 50% on the Company’s achievement of the Adjusted net income target for fiscal year 2021 and 50% on the Company’s achievement of the Adjusted net income target for fiscal year 2022. Although the performance-vesting options were approved in fiscal year 2021, the fiscal year 2022 Adjusted net income target was not established until after the end of fiscal year 2021. Therefore, the portion of the awards attributable to the fiscal year 2022 Adjusted net income target was not considered granted for accounting purposes until fiscal year 2022 and is included in the option award values disclosed for fiscal year 2022.

(5)

Mr. Bowman received a prorated base salary of $116,346 and was granted a total sign-on bonus of $500,000 in connection with the commencement of his employment during fiscal year 2023. The initial portion of the sign-on bonus in an amount of $300,000 was paid at the time he commenced employment. The second portion of Mr. Bowman’s sign-on bonus payment of $200,000 paid in December 2023.

Proxy Statement and Annual Meeting Report 2025	43

COMPENSATION DISCUSSION AND ANALYSIS

Name	Year	Company Contribution to 401(K) Plan ($)(a)	Company Contribution to Insurance Premiums ($)(b)	Severance(c)	Director Fee(d)	Relocation ($)(e)	Total ($)

Jason McDonell	2024	-	4,735	-	-	30,000	34,735

John Strain	2024	-	15,604	-	133,424	-	149,028

Michael R. Egeck	2024	6,600	7,607	512,500	-	-	526,707

Scott Bowman	2024	-	12,446	-	-	-	12,446

Dave Caspers	2024	-	12,446	-	-	-	12,446

Naomi Cramer	2024	1,231	19,290		-	-	20,521

Moyo LaBode	2024	6,600	19,290	-	-	-	25,890

(a)	These amounts represent the Company’s matching 401(k) plan contributions.
(b)	These amounts represent the portion of Company-sponsored health insurance plan premiums paid by the Company.
(c)

Pursuant to Mr. Egeck’s termination without cause, he was entitled to certain payments upon termination. This amount represents the portion of those payments that were made in fiscal 2024. Refer to discussion under “Potential Payments Upon Termination Or Change In Control” for further details.

(d)

This amount represents cash payments to Mr. Strain as a member of the Board of Directors. Refer to discussion under “Director Compensation” elsewhere in Corporate Governance for a description of the director compensation program.

(e)	In connection with his hire Mr. McDonell received a relocation benefit in the amount noted above.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2024

The following table sets forth awards under various compensation plans granted to our NEOs in fiscal year 2024. Under SEC rules, the values reported in the “Grant Date Fair Value of Stock” column reflect the grant date fair value of grants of stock awards determined under accounting standards, as discussed above.

			Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts under Equity Incentive Plan Awards(2)
Name	Type of Award	Grant Date	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards

Jason McDonell(4)	RSU	9/9/2024	-	-	-	-	-	396,552	1,150,000

John Strain(5)	RSU	3/14/2024	-	-	-	-	-	18,248	125,000

Michael R. Egeck	ACBO PSU RSU	- 12/7/2023 12/7/2023	1,025,000 - -	2,460,000 - -	- 49,725 -	- 165,750 -	- 331,500 -	- - 165,750	- 900,023 900,023

Scott Bowman	ACBO PSU RSU RSU	- 12/7/2023 12/7/2023 8/26/2024	550,000 - - -	1,320,000 - - -	- 15,171 - -	- 50,570 - -	- 101,140 - -	- - 50,570 40,000	- 280,025 280,025 123,600

Dave Caspers	ACBO PSU RSU RSU	- 12/7/2023 12/7/2023 8/26/2024	187,500 - - -	450,000 - - -	- 5,250 - -	- 17,500 - -	- 35,000 - -	- - 17,500 40,000	- 95,025 95,025 123,600

Naomi Cramer	ACBO PSU RSU RSU	- 12/07/2023 12/07/2023 8/26/2024	200,000 - - -	480,000 - - -	- 6,354 - -	- 21,180 - -	- 42,360 - -	- - 21,180 40,000	- 115,007 115,007 123,600

Moyo LaBode	ACBO PSU RSU RSU	- 12/07/2023 12/07/2023 8/26/2024	212,500 - - -	510,000 - - -	- 9,117 - -	- 30,390 - -	60,780 - -	- - 30,390 40,000	- 165,018 165,018 123,600

44 Leslie’s, Inc.

 COMPENSATION DISCUSSION AND ANALYSIS

(1)

Represents target and maximum annual cash incentive award opportunities, based upon the achievement of the Adjusted EBITDA targets listed within the section titled “Annual Cash Bonus Opportunities” within CD&A. As described therein, amounts below the target are linearly interpolated to the threshold value, which would result in a payout of $0. “ACBO” means Actual Cash Bonus Opportunities. The actual amounts earned by each NEO are set forth in the Summary Compensation Table.

(2)	Refer to the section titled “Fiscal year 2024 Performance Stock Units” in the CD&A for a description of these awards.
(3)

The December 7, 2023 RSUs granted will vest in installments of 25% on the four anniversary dates following the grant date, subject to continued employment or service with the Company or an affiliate until the applicable vesting date. The August 26, 2024 RSUs granted will vest on the 2 anniversary dates following the grant date, subject to continued employment or service with the Company or an affiliate until the applicable vesting date.

(4)

Mr. McDonell was not eligible for participation in the Annual Cash Bonus Opportunities for fiscal year 2024 due to the date of his employment commencement. Mr. McDonell’s September 9, 2024 RSUs granted will vest in installments of 25% on the four anniversary dates following the grant date, subject to his continued employment or service with the Company or an affiliate until the applicable vesting date.

(5)

Mr. Strain was not eligible for participation in the Annual Cash Bonus Opportunities for fiscal year 2024 as he was a current member of the Board of Directors. His RSU grant represents the equity portion of compensation paid to Mr. Strain as a member of the Board of Directors.

OUTSTANDING EQUITY AWARDS AT 2024 FISCAL YEAR-END

The following table summarizes equity awards held by our NEOs as of fiscal year 2024 year-end:

	Options					Stock Awards
Name	Grant Date	Exercisable (#)(1)	Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of RSUs that have not vested (#)	Market Value of RSUs that have not vested ($)(2)	Number of PSUs that have not vested (#)(3)	Market Value of PSUs that have not vested ($)(2)

Jason McDonell(4)	9/9/2024	-	-	-	-	396,552	1,134,139	-	-

John Strain(5)	3/14/2024	-	-	-	-	18,248	52,189	-	-

Michael R. Egeck(6)	10/28/2020	784,315	-	17	11/24/2024	-	-	-	-

Scott Bowman(7)	8/14/2023 12/7/2023 12/7/2023 8/26/2024	- - - -	- - - -	- - - -	- - - -	57,133 50,570 - 40,000	163,400 144,630 - 114,400	- - 50,570 -	- - 144,630 -

Dave Caspers(8)	8/14/2024 12/7/2023 12/7/2023 8/26/2024	- - - -	- - - -	- - - -	- - - -	51,940 17,500 - 40,000	148,548 50,050 - 114,400	- - 17,500 -	- - 50,050 -

Naomi Cramer(9)	12/15/2022 12/15/2022 5/18/2023 12/7/2023 12/7/2023 8/26/2024	- - - - - -	- - - - - -	- - - - - -	- - - - - -	31,772 - 34,787 21,180 - 40,000	90,868 - 99,491 60,575 - 114,400	- 3,047 - - 21,180 -	- 8,713 - - 60,575 -

Moyo LaBode(10)	5/21/2021 5/12/2021 1/27/2022 12/15/2022 12/15/2022 5/18/2023 12/7/2023 12/7/2023 8/26/2024	183,333 - - - - - - - -	45,833 - - - - - - - -	26.11 - - - - - - - -	5/21/2031 - - - - - - - -	- 16,250 11,628 13,078 - 34,787 30,390 - 40,000	- 46,475 33,256 37,429 - 99,491 86,915 - 114,400	- - - - 5,817 - - 30,390 -	- - - - 16,636 - - 86,915 -

(1)	The number in this column represents vested stock options outstanding as of September 28, 2024.
(2)	Amounts reported are based on the closing price of our common stock on the Nasdaq as of September 27, 2024, the last trading day of our fiscal year, of $2.86 per share.
(3)	The number of shares presented for performance share units assume achievement at target performance as described under the section titled “Fiscal year 2024 Performance Stock Units in the CD&A.
(4)	Reflects 396,552 restricted stock units which vest and become non-forfeitable in equal installments of 92,388 on September 9, 2025, 2026, 2027, and 2028.
(5)	Reflects 18,248 restricted stock units that vest and become non-forfeitable on March 14, 2025.
(6)	Reflects 784,315 stock options which were exercisable by November 24, 2024, in accordance with his Employment Agreement.

Proxy Statement and Annual Meeting Report 2025	45

COMPENSATION DISCUSSION AND ANALYSIS

(7)

Reflects (i) 57,133 restricted stock units which vest and become non-forfeitable in equal installments of approximately 19,045 on August 14, 2025, 2026 and 2027, respectively and (ii) 50,570 restricted stock units which vest and become non-forfeitable in equal installments of 12,642 on December 7, 2024, 2025, 2026, and 2027, respectively. In addition, the 50,570 performance share units are eligible to vest based on fiscal year 2024-2025 performance, with payouts of 50% in the first quarters of 2026 and 2027, subject to continuous employment. Performance achievements as described under the section titled “Fiscal year 2024 Performance Stock Units in the CD&A. The remaining 40,000 restricted stock units which vest and become non-forfeitable in equal installments of 20,000 on August 26, 2025 and 2026, respectively.

(8)

Reflects (i) 51,940 restricted stock units which vest and become non-forfeitable in equal installments of approximately 17,313 on August 14, 2025, 2026 and 2027, respectively and (ii) 17,500 restricted stock units which vest and become non-forfeitable in equal installments of 5,833 on December 7, 2024, 2025, 2026, and 2027, respectively. In addition, the 17,500 performance share units are eligible to vest based on fiscal year 2024-2025 performance, with payouts of 50% in the first quarters of 2026 and 2027, subject to continuous employment. Performance achievements as described under the section titled “Fiscal year 2024 performance stock units (“PSU’s”) in the CD&A. The remaining 40,000 restricted stock units which vest and become non-forfeitable in equal installments of 20,000 on August 26, 2025 and 2026, respectively.

(9)

Reflects (i) 31,772 restricted stock units which will vest and become non-forfeitable in equal installments of approximately 10,590 on December 15, 2024, 2025.and 2026 and (ii) 34,787 restricted stock units which vest and become non-forfeitable in equal installments of approximately 11,595 on May 18, 2025, 2026 and 2027, respectively and (iii) 21,180 restricted stock units which vest and become non-forfeitable in equal installments of 5,295 on December 7, 2024, 2025, 2026, and 2027, respectively. In addition, the 3,047 performance share units are eligible to vest based on fiscal year 2024-2025 performance, with payouts of 50% in the first quarters of 2026 and 2027, subject to continuous employment. Performance achievements as described under the section titled “Fiscal year 2024 performance stock units (“PSU’s”) in the CD&A. The remaining 40,000 restricted stock units which vest and become non-forfeitable in equal installments of 20,000 on August 26, 2025 and 2026, respectively.

(10)

Reflects (i) 45,833 stock options which become exercisable on May 12, 2025, (ii) 16,250 restricted stock units which vest and become non-forfeitable on May 12, 2025, (iii) 11,628 restricted stock units which vest and become non-forfeitable in equal installments of 5,814 on January 27, 2025, and 2026, respectively, (iv) 13,087 restricted stock units which vest and become non-forfeitable in equal installments of approximately 4,363 on December 15, 2024, 2025, and 2026, respectively, (v) 34,787 restricted stock units which vest and become non-forfeitable in equal installments of 11,596 on May 18, 2025, 2026, and 2027, respectively, (vi) 30,390 of restricted stock units which vest and become non-forfeitable in equal installments of 7,598 on December 7, 2024, 2025, 2026, and 2027, and (vii) 40,000 restricted stock units which vest and become non-forfeitable in equal installments of 20,000 on August 26, 2025 and 2026, respectively. In addition, the 5,817 performance share units are eligible to vest based on fiscal year 2024-2025 performance, with payouts of 50% in the first quarters of 2026 and 2027, subject to continuous employment. Performance achievements as described under the section titled “Fiscal year 2024 performance stock units (PSUs)” in the CD&A.

STOCK VESTED IN FISCAL YEAR 2024

The following table summarizes the number of shares that were acquired upon the vesting of RSUs and the value realized upon such vesting for each of the NEOs during fiscal year 2024:

	RSUs
Name	Number of RSUs Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Jason McDonell	-	-

John Strain(2)	10,357	70,945

Michael R. Egeck	236,694	1,645,333

Scott Bowman	19,045	59,992

Dave Caspers	17,313	54,536

Naomi Cramer	22,187	128,894

Moyo LaBode	38,023	204,778

(1)	The value realized is based on the closing price of our common stock on the day of the applicable vesting date.

(2)	The shares vested are only those shares Mr. Strain earned as a board member during fiscal 2024.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Each of our NEOs (other than Messrs.. Egeck and Strain) is eligible to receive certain payments or benefits upon a termination of employment pursuant to their individual arrangements. Mr. Egeck’s employment as CEO was terminated effective as of August 24, 2024, and such termination was a termination without cause by the Company under his employment agreement. The terms of Mr. Egeck’s separation is described further below.

46 Leslie’s, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

The rest of the NEOs (other than Mr. Strain) are participants in the Executive Severance Plan (“ESP”), pursuant to which, upon termination of their employment by the Company without “cause” (as defined in the ESP), they will receive 12 months of continued base salary payments and medical benefits continuation (18 months in the case of Messers. Bowman and McDonell), subject to their execution of a release of claims against the Company. They will also be subject to cooperation and non-disparagement covenants under the ESP.

In addition, pursuant to the Company’s 2020 Omnibus Incentive Plan, upon a participant’s (including our NEOs) termination of employment within two years following the change of control without cause or for good reason, all of the participant’s awards granted under the Plan that are in effect as of the date of termination shall vest in full or be deemed earned in full effective on the date of such termination. Pursuant to the PSU agreements, if a change of control occurs and the PSUs are assumed by the successor, then the performance measures will be deemed achieved based on actual performance for completed fiscal years within the performance period and at the target performance for any incomplete fiscal years within the performance period, and the PSUs will remain subject to continued employment through original settlement date(s).

Mr. Strain served as our interim CEO until September 9, 2024, following which his employment terminated, and he continued to serve as a non-employee director. He did not receive any payments or benefits in connection with his termination of employment.

Proxy Statement and Annual Meeting Report 2025	47

COMPENSATION DISCUSSION AND ANALYSIS

The following table sets forth a summary of the payments and benefits that the NEOs would have been eligible to receive had they experienced a qualifying termination as of September 28, 2024 and had a qualifying transaction occurred on September 28, 2024:

Name	Death or Disability ($)(1)(3)	Potential Payment on Qualifying Termination Following a Change of Control ($)(2)(3)	Potential Payment on Voluntary Termination or Termination for Cause ($)	Potential Payment on Involuntary Termination (Without Cause) or Termination by Executive for Good Reason ($)

Jason McDonell

Cash Severance (Salary and Bonus)	-	2,125,000	-	2,125,000

COBRA Reimbursement	-	39,246	-	39,246

Accelerated Vestings: Options	-	-	-	-

Accelerated Vestings: RSUs	-	1,134,139	-	-

Accelerated Vestings: PSUs	-	-	-	-

Total	-	3,298,385	-	2,164,246

Scott Bowman

Cash Severance (Salary and Bonus)	-	1,237,500	-	1,237,500

COBRA Reimbursement	-	27,809	-	27,809

Accelerated Vestings: Options	-	-	-	-

Accelerated Vestings: RSUs	-	422,431	-	114,400

Accelerated Vestings: PSUs	144,630	144,630	-	-

Total	144,630	1,832,370	-	1,379,709

Dave Caspers

Cash Severance (Salary and Bonus)	-	375,000	-	375,000

COBRA Reimbursement	-	18,539	-	18,539

Accelerated Vestings: Options	-	-	-	-

Accelerated Vestings: RSUs	-	312,998	-	114,400

Accelerated Vestings: PSUs	50,050	50,050	-	-

Total	50,050	756,588	-	507,939

Naomi Cramer

Cash Severance (Salary and Bonus)	-	400,000	-	400,000

COBRA Reimbursement	-	25,943	-	25,943

Accelerated Vestings: Options	-	-	-	-

Accelerated Vestings: RSUs		365,334		114,400

Accelerated Vestings: PSUs	69,288	69,288	-	-

Total	69,288	860,565	-	540,343

Moyo LaBode

Cash Severance (Salary and Bonus)	-	425,000	-	425,000

COBRA Reimbursement	-	26,164	-	26,164

Accelerated Vestings: Options	-	-	-	-

Accelerated Vestings: RSUs		417,966		114,400

Accelerated Vestings: PSUs	103,551	103,551	-	-

Total	103,551	972,681	-	565,564
(1)	Amounts shown reflect the number of target PSUs for which the attributable measurement period has not lapsed.

48 Leslie’s, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

(2)

Amounts shown assume an involuntary termination without cause or termination by the executive for good reason following a change of control and represent the value of unvested awards of RSUs, and PSUs that would have otherwise been earned had target performance been met and for which the attributable measurement period has not lapsed.

(3)	Valued upon the closing price of our common stock on the NASDAQ as of September 27, 2024, the last trading day of our fiscal year, of $2.86 per share.

NEO TERMINATION DURING THE FISCAL YEAR

Under the Egeck Employment Agreement, upon a termination by the Company without “cause” or by Mr. Egeck for “good reason” (each as defined in his employment agreement), Mr. Egeck was be entitled to severance pay equal to two times the sum of his base salary and target bonus, payable in equal monthly installments over the 24-month period following his termination. Mr. Egeck must execute a release of claims in favor of the Company as a condition to receipt of severance.

The Egeck Employment Agreement also contains restrictive covenants prohibiting him from: (i) competing against the Company for 24 months after termination of his employment, (ii) soliciting (or interfering with the Company’s relationships with) the Company’s employees, consumers or suppliers for 24 months after termination of his employment, and (iii) disclosing the Company’s proprietary information, developments and other intellectual property.

Mr. Egeck’s employment was terminated by the company without cause during fiscal 2024 and he resigned from the Company’s Board of Directors, effective August 24, 2024. In connection with his termination of employment, Mr. Egeck became entitled to the payments and benefits applicable under the Egeck Employment Agreement upon a termination of employment by the Company without cause, in accordance with and subject to the terms thereof, including the Company’s receipt of an effective release of claims against the Company from Mr. Egeck. Mr. Egeck was entitled to $4.1 million to be paid out in equal monthly installments over 24 months. Additionally, all of Mr. Egeck’s unvested RSUs and PSUs were forfeited and all remaining vested stock options will be forfeited, unless exercised within 90 days.

CEO PAY RATIO

Pursuant to the Exchange Act, we are required to disclose in this proxy statement the ratio of the total annual compensation of Mr. McDonell, our CEO on the date we identified our median employee, to the median of the total annual compensation of all of our employees (excluding our CEO). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that our CEO’s total compensation for fiscal year 2024 was $2,384,735. Our CEO’s compensation was calculated based on what is reported in the Summary Compensation Table plus an additional amount that reflects the annualization of his compensation, consistent with SEC rules. The median of the total compensation of all of our employees (excluding our CEO) for fiscal year 2024 was $40,040. Accordingly, we estimate the ratio of our CEO’s total compensation for fiscal year 2024 to the median of the total compensation of all of our employees (excluding our CEO) for fiscal year 2024 to be 60 to 1.

We selected September 28, 2024, our 2024 fiscal year end, as the date we would use to identify our median employee. To identify the median-compensated employee (excluding our CEO), we used the amount of the employee’s base compensation and cash bonuses. In making this determination, we annualized compensation for those full-time and part-time employees who did not work for the Company for the entire fiscal year and did not make any cost-of-living adjustments in identifying the median employee.

This pay ratio is an estimate calculated in a manner consistent with SEC rules based on the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Proxy Statement and Annual Meeting Report 2025	49

PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of
Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid and the financial performance of our Company. The following table sets forth the compensation for our CEO (referred to as “PEO”) and the average compensation for our other NEOs. For further information concerning our compensation philosophy and how we align executive compensation with our performance, refer to “Compensation Discussion and Analysis.”

											Value of Initial $100 Investment Based on
Year	Summary Compensation Table Total for PEO (McDonell) (1)	Compensation Actually Paid to PEO (McDonell) (4)	Summary Compensation Table Total for PEO (Strain) (1)	Compensation Actually Paid to PEO (Strain) (4)	Summary Compensation Table Total for PEO (Egeck) (1)	Compensation Actually Paid to PEO (Egeck) (4)	Summary Compensation Table Total for PEO (Ortega) (3)	Compensation Actually Paid to PEO (Ortega) (4)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs (4)(5)	Total Shareholder Return	Peer Group Total Shareholder Return (6)	Net Income (Loss) (in thousands)	Adjusted EBITDA (7) (in thousands)

2024	$1,579,596	$1,563,735	$318,028	$245,217	$3,292,618	$(2,794,641)	$-	$-	$965,357	$452,540	$13.18	$71.20	$(23,379)	$108,744

2023					$4,041,971	$(3,796,598)	$-	$-	$1,162,345	$55,905	$26.08	$59.20	$27,242	$168,149

2022					$3,339,438	$72,348	$-	$-	$988,153	$829,182	$67.79	$65.26	$159,029	$292,276

2021					$7,911,515	$36,569,924	$3,989,352	$4,283,910	$1,536,295	$2,535,647	$94.65	$120.51	$126,634	$270,613

(1)
Reflects the total compensation of our current CEO, Jason McDonell, who is our PEO, Mike Egeck, our former PEO, and John Strain, who served as interim PEO until Mr. McDonell commenced employment and are therefore included in this table as an additional PEO’s in accordance with SEC rules. Amounts shown are as calculated in the Summary Compensation
Table
(SCT) for each of the years shown.

(2)	Steven Ortega served as PEO until Mr. Egeck’s appointment in 2021 and therefore is included in this table as an additional PEO in accordance with SEC rules.
(3)
Amounts shown for compensation actually paid (“CAP”) are computed in accordance with Item 402(v) of Regulation
S-K
under the Exchange Act and do not reflect the actual amount of compensation earned by or paid to the NEOs during the applicable year. These amounts reflect total compensation as reported in the SCT with certain adjustments as required by item 402(v) of Regulation
S-K
as described in footnote (3) below. The
Non-PEO
NEOs for each applicable year are as follows: (i) for fiscal year 2024, Messrs. Bowman, Caspers, and LaBode and Ms. Cramer, (ii) for fiscal year 2023, Messrs. Bowman, Weddell, Gazaway, and LaBode and Ms. Baker, and (iii) 2022, Messrs. Weddell, Gazaway and LaBode and Ms. Baker, and (iv) for fiscal year 2021, Mr. Weddell and Ms. Baker

(4)
CAP reflects the exclusions and inclusions of equity awards for the PEOs and the other NEOs as set forth below and calculated in accordance with FASB ASC Topic 718, Compensation—Stock Compensation. The valuation methodologies and assumptions used to calculate CAP are based
on the grant date fair value of these awards as disclosed in the Company’s consolidated audited financial statements filed with the SEC on
Form
10-K
for the years reflected in the tables below:

Summary Compensation Table Total to Compensation Actually Paid Reconciliation for the PEOs and
non-PEOs:

	Calculation for PEO
Calculation (a) of Compensation Actually Paid	2024 (Egeck)	2024 (Strain)	2024 (McDonell)

Summary Compensation Table Total	3,292,618	318,028	1,579,596

Less: Grant date fair value of stock and option awards granted during year	(1,800,046)	(125,000)	(1,150,000)

Add: Fair value of awards granted during year that remain unvested as of year-end	-	52,189	1,134,139

Add: Fair value of awards granted during year that vested during year	-	-	-

Add: Change in fair value from prior year-end to current year-end of awards granted prior to the year that were outstanding and unvested as of year end	-	-	-

Add: Change in fair value from prior year-end to vesting date for awards granted prior to the year that vested during year	(2,781,651)	-	-

Less: Fair value of awards granted prior to the year that were forfeited during year	(1,505,562)	-	-

Compensation Actually Paid	(2,794,641)	245,217	1,563,735

50 Leslie’s, Inc.

PAY VERSUS PERFORMANCE

Calculation (a) of Compensation Actually Paid	2024

Average Summary Compensation Table Total	965,357

Less: Average grant date fair value of stock and option awards granted during this year	(451,138)

Add: Average Fair value of awards granted during the year that remain unvested as of year-end	200,658

Add: Average Fair value of awards granted during the year that vested during the year	-

Add: Average Change in fair value from prior year-end to current year-end of awards granted prior to the year that were outstanding and unvested as of year end	(180,794)

Add: Average Change in fair value from prior year-end to vesting date for awards granted prior to the year that vested during year	(81,544)

Less: Average Fair value of awards granted prior to the year that were forfeited during the year	-

Compensation Actually Paid	452,540

(a)	As shown in these tables, the CAP totals represent the SCT totals for the applicable year, but adjusted as required by SEC rules.

(5)
TSR shown in this table utilizes the S&P
Small-Cap
600 Index (“Index”) which we use in the stock performance graph required by Item 201(e) of Regulation
S-K
included in the Company’s consolidated audited financial statements filed with the SEC on Form
10-K
for the years reflected in the table above. The comparison assumes $100 was invested for the period from October 29, 2020, our first trading day subsequent to our initial public offering, through the last day of the applicable fiscal year in each of the Company’s Common Stock and the Index. All dollar values assume reinvestment of the pre-tax
value of dividends paid by companies included in the Index. The historical stock price performance of our Common Stock shown is not necessarily indicative of future stock price performance.

(6)
Pursuant to Item 402(v) of Regulation
S-K,
we determined Adjusted EBITDA to be the most important financial performance measure used to link company performance to CAP to our PEOs and other NEOs in 2024. This performance measure may not have been the most important financial performance measure for prior years and we may determine a different financial performance measure to be the most important such measure in future years. Adjusted EBITDA is defined on page 13 on our Annual Report on Form 10-K for fiscal year 2024 and is a non-GAAP financial measure.

Required Disclosure of the Relationship Between Compensation Actually Paid and Financial Performance Measures
As described in more detail in the Compensation Discussion and Analysis, the Company’s executive compensation program reflects a variable pay-for-performance
philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with CAP (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Proxy Statement and Annual Meeting Report 2025	51

PAY VERSUS PERFORMANCE

52 Leslie’s, Inc.

PAY VERSUS PERFORMANCE

Financial Performance Measures
As required, we disclose below the most important measures used by the Company to link compensation actually paid to our NEOs for 2024 to Company performance. For further information regarding these performance metrics and their function in our executive compensation program, please see the discussion within CD&A beginning on page 35.

•	Adjusted EBITDA

•	Adjusted Net Income

•	Revenue

Proxy Statement and Annual Meeting Report 2025	53

Proposal 4: Adoption of Seventh Amended and Restated Certificate of Incorporation of Leslie’s, Inc.

EXECUTIVE SUMMARY

We are asking shareholders to adopt the proposed amendment and restatement of the Company’s Sixth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), in the form attached as Appendix 1 to this Proxy Statement (the “Proposed Restated Certificate”). The Proposed Restated Certificate would amend the Certificate of Incorporation, in each case as described below and set forth on Appendix 1, to:

(a)	provide that the Company’s shareholders may remove any or all directors, with or without cause, effective as of the 2027 Annual Meeting (such amendment, the “Removal Amendment”); and

(b)	provide exculpation from liability for certain Company officers in certain circumstances in accordance with recent amendments to the DGCL (such amendment, the “Exculpation Amendment”);

and would restate the Certificate of Incorporation to reflect the foregoing amendments. The Proposed Restated Certificate also would make other technical and administrative amendments to the Certificate Incorporation, as discussed below.

Appendix 1 sets forth the Proposed Restated Certificate, as further described in Appendix 1. We note that by approving either of the amendments set forth in this Proposal 4, the shareholders will be deemed to have approved each possible form of Amended and Restated Charter that could result depending on which amendments are approved by our shareholders and will be deemed to have authorized the board to abandon all versions of the Proposed Restated Certificate other than the version that includes only the amendments that were approved by our shareholders. The following summaries are qualified in their entirety by reference to the text of the Proposed Restated Certificate contained in Appendix 1. You are urged to read the Proposed Restated Certificate in its entirety.

The Board approved and declared advisable the Proposed Restated Certificate, and recommended its adoption by the Company’s shareholders, on January 7, 2025. If adopted by the Company’s shareholders, the Proposed Restated Certificate would become effective upon the filing of the version of the Proposed Rested Certificate that includes only those amendments that are adopted by our shareholders with the Secretary of State of the State of Delaware. The Company intends to make such filing promptly following the Annual Meeting.

Proposals 4(a) and 4(b) will each be considered individually based on the voting standard set forth in the applicable proposal and the approval of either proposal is not conditioned on the approval of the other proposal. The Company will only be authorized to file the version of the Proposed Restated Certificate that includes only those corresponding amendments that are approved by our Shareholders with the Secretary of State of the State of Delaware.

54 Leslie’s, Inc.

PROPOSAL 4: ADOPTION OF SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF LESLIE’S, INC.

PROPOSAL 4(A) — ADOPTION OF THE REMOVAL AMENDMENT, PERMITTING THE REMOVAL OF DIRECTORS WITH OR WITHOUT CAUSE EFFECTIVE AS OF THE 2027 ANNUAL MEETING

The Certificate of Incorporation provides that directors may only be removed from office for cause. The Removal Amendment, if approved, would provide for the removal of directors either with or without cause, effective as of the 2027 Annual Meeting, when the Board will be fully declassified which is consistent with Section 141(k) of the DGCL. Even if this amendment is not approved by our shareholders, from and after the 2027 Annual Meeting, we will not enforce this provision of the Certificate of Incorporation and directors will be able to be removed by the shareholders, from and after the 2027 Annual meeting, with or without cause as provided for under Section 141(k) of the DGCL.

Purpose and Effect of the Amendment

Currently, Article VI, Section C of the Certificate of Incorporation permits removal of a director from the Board only for cause, by an affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of stock of the Company entitled to vote thereon. The Removal Amendment, if approved, would instead allow for the removal of directors upon such vote either with or without cause, as provided for under Section 141(k) of the DGCL effective as of the 2027 Annual Meeting, when the Board will be fully declassified.

In addition, contingent upon the approval of either of Proposals 4(a) or 4(b), the Proposed Restated Certificate would make other technical and administrative amendments to the Certificate of Incorporation, discussed below under “—Technical and Administrative Amendments.”

Reasons for the Amendment

The DGCL permits any director or the entire board of directors of the Company to be removed by a corporation’s shareholders, with or without cause, upon such vote as may be specified in a corporation’s certificate of incorporation or the DGCL, as applicable. In the case of a corporation whose board is classified, however, shareholders may effect such removal only for cause, unless the certificate of incorporation provides otherwise.

While the Board currently remains classified, the Board will become fully declassified at the time of the 2027 Annual Meeting. The Board has proposed this amendment to be consistent with the requirements of the DGCL upon the declassification of the Board at the 2027 Annual Meeting.

Vote Required for this Amendment

Approval of this Proposal 4(a) will require the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of the Company’s common stock entitled to vote on this matter at the Annual Meeting. Abstentions and broker non-votes will have the effect of votes “against” Proposal 4(a). Approval of the Removal Amendment pursuant to this proposal is not conditioned on the approval of Proposal 4(b). However, if Proposal 4(b) is also approved by shareholders, then the Proposed Restated Certificate that the Company files will provide for the Removal Amendment as well as the Exculpation Amendment, and the technical and administrative amendments discussed below under “—Technical and Administrative Amendments.” If shareholders do not approve this proposal by the requisite vote, then the Removal Amendment will not be included in the Proposed Restated Certificate (if any) filed with the Secretary of State of the State of Delaware.

Our Board recommends a vote “FOR” the adoption of the Removal Amendment.

Proxy Statement and Annual Meeting Report 2025	55

PROPOSAL 4: ADOPTION OF SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF LESLIE’S, INC.

PROPOSAL 4(B) — ADOPTION OF THE EXCULPATION AMENDMENT, LIMITING THE LIABILITY OF CERTAIN COMPANY OFFICERS

The State of Delaware, where the Company is incorporated, enacted legislation in 2022 that expands exculpation protection to officers, thereby enabling companies to eliminate the monetary liability of certain officers in certain circumstances, similar to, but more limited than, the protection already afforded to directors under the Certificate of Incorporation. In line with this update to the DGCL, the Exculpation Amendment would amend the Certificate of Incorporation to extend exculpation to certain of the Company’s officers to the fullest extent permitted by Delaware law.

Purpose and Effect of the Proposed Amendment

Effective August 1, 2022, Section 102(b)(7) of the DGCL was amended to permit Delaware corporations to include, in their certificates of incorporation, limitations of monetary liability for certain of their officers. Under Section 102(b)(7) as currently in effect, those officers consist of: (i) the president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer; (ii) individuals who are or were identified in the corporation’s public filings as its most highly compensated officers; and (iii) individuals who, by written agreement with the corporation, consented to be identified as officers for purposes of accepting service of process (such officers from time to time specified in Section 102(b)(7) of the DGCL, the “covered officers”).

The Exculpation Amendment would exculpate the covered officers only in connection with direct claims brought by shareholders, including class actions by adding a new Article XI to the Certificate of Incorporation. Consistent with Section 102(b)(7) of the DGCL as currently in effect, the Exculpation Amendment would not eliminate or limit liability with respect to any:

•	claims brought by the Company itself;

•	claims brought by shareholders in the name of the Company, such as derivative claims;

•	claims involving breach of the duty of loyalty to the Company or its shareholders;

•	claims involving acts or omissions not made in good faith or which involve intentional misconduct or knowing violations of the law; or

•	claims involving transactions from which the covered officer derived an improper personal benefit.

For the avoidance of doubt, the current exculpation protections available to the Company’s directors would remain unchanged as a result of the Exculpation Amendment. Notwithstanding the foregoing, consistent with the language for exculpation of directors currently included in the Certificate of Incorporation, the Exculpation Amendment also provides that if, at any time following the effectiveness of the Exculpation Amendment, the DGCL is amended to authorize any further elimination or limitation of the personal liability of a corporation’s covered officers (including any change in the roles deemed to be covered officers for purposes of Section 102(b)(7) of the DGCL), then such liability shall be automatically eliminated or limited to the fullest extent permitted by the DGCL, as so amended, with respect to the Company’s covered officers (including with respect to any role newly deemed to be a covered officer for purposes of Section 102(b)(7) of the DGCL).

In addition, contingent upon the approval of either of Proposals 4(a) or 4(b), the Proposed Restated Certificate would make other technical and administrative amendments to the Certificate of Incorporation, discussed below under “—Technical and Administrative Amendments.”

Reasons for the Amendment

The Board believes that it is important to extend exculpation protection to the covered officers, to the fullest extent permitted by the DGCL, in order to better position the Company to attract and retain qualified and experienced officers. In the absence of such protection, such individuals might be deterred from serving as officers due to the exposure to personal monetary liability and the risk of incurring substantial expense in defending lawsuits, regardless of merit.

The nature of officers’ roles often requires them to make decisions on crucial matters, frequently in response to time-sensitive opportunities and challenges, which can create substantial risk of lawsuits that seek to impose liability with the benefit of hindsight. Aligning, in part, the protections available to the Company’s covered officers with those currently available to its directors would empower officers to exercise their business judgment in furtherance of shareholder interests, without the potential distractions posed by the risk of personal monetary liability.

56 Leslie’s, Inc.

PROPOSAL 4: ADOPTION OF SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF LESLIE’S, INC.

Because the Exculpation Amendment would apply only to a narrow class of covered officers, and would still permit, among others, shareholder or Company claims against covered officers, claims involving breaches of the duty of loyalty, acts taken in bad faith, intentional misconduct, knowing violations of the law and/or the receipt of improper personal benefits, the Board believes that the Exculpation Amendment would strike an appropriate balance between the Company’s goals of, on the one hand, promoting management’s accountability to shareholders, and, on the other, attracting and retaining qualified officers.

Taking into account the limitations as to the types of claims for which covered officers would be exculpated and the benefits the Board believes would accrue to the Company and its shareholders, which include enhancing the Company’s ability to attract and retain talented officers and potentially reducing future litigation costs associated with frivolous lawsuits, the Board believes that the Exculpation Amendment is advisable and in the best interests of the Company and its shareholders.

Vote Required for this Amendment

Approval of this Proposal 4(b) will require the affirmative vote of the holders of at least a majority of the outstanding shares of the Company’s common stock entitled to vote on this matter at the Annual Meeting. Abstentions and broker non-votes will have the effect of votes “against” Proposal 4(b). Approval of the Exculpation Amendment pursuant to this proposal is not conditioned on the approval of Proposal 4(a). However, if Proposal 4(a) is also approved by shareholders, then the Proposed Restated Certificate that the Company files will provide for the Exculpation Amendment as well as the Removal Amendment, and the technical and administrative amendments discussed below under “—Technical and Administrative Amendments.” If shareholders do not approve this proposal by the requisite vote, then the Exculpation Amendment will not be included in the Proposed Restated Certificate (if any) filed with the Secretary of State of the State of Delaware.

Our Board recommends a vote “FOR” the adoption of the Exculpation Amendment.

Proxy Statement and Annual Meeting Report 2025	57

PROPOSAL 4: ADOPTION OF SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF LESLIE’S, INC.

TECHNICAL AND ADMINISTRATIVE AMENDMENTS

Contingent upon the approval of either one of Proposals 4(a) or 4(b), the Proposed Restated Certificate would also make other technical and administrative amendments to the Certificate of Incorporation, including removing the Certificate of Incorporation’s specific reference to the voting standard required under Section 242(b)(2) of the DGCL to approve an amendment to the Certificate of Incorporation that increases or decreases the authorized number of shares of the Company’s preferred stock or common stock (collectively, “authorized share capital”), as such voting standard would not apply to increases or decreases to the authorized share capital that are approved under Section 242(d) of the DGCL, as well as conforming certain inconsistent section references. If the shareholders approve either of the amendments described above, they are deemed to have also approved these technical and administrative amendments. All of the foregoing amendments, including these technical and administrative changes, are shown in the marked copy of the Proposed Restated Certificate of Incorporation attached as Appendix 1 to this Proxy Statement.

LEGAL EFFECTIVENESS OF THE PROPOSED RESTATED CERTIFICATE OF INCORPORATION

Proposals 4(a) and 4(b) will each be considered individually based on the voting standard set forth in the applicable proposal, and the approval of either proposal is not conditioned on the approval of the other proposal. If either of Proposals 4(a) or 4(b) are adopted by the Company’s shareholders, the corresponding amendment(s), together with the other technical and administrative amendments discussed above under “—Technical and Administrative Amendments,” will be included in the Proposed Restated Certificate, which would become effective upon the filing of that document with the Secretary of State of the State of Delaware. If one proposal (but not both proposals) is approved, the Company will only be authorized to file the version of the Proposed Restated Certificate with the amendments that were approved by our shareholders (including technical and administrative amendments discussed above, which will be deemed to be approved by the shareholders if either of the proposed amendments are approved), with the Secretary of State of the State of Delaware.

The Company intends to file the Proposed Restated Certificate promptly following the Annual Meeting. The Board reserves the right to elect to abandon the Proposed Restated Certificate, and/or any of the amendments contemplated thereby, at any time before the Proposed Restated Certificate becomes effective, even if either amendment is approved by the shareholders at the Annual Meeting. If shareholders do not approve either of Proposals 4(a) or 4(b) by the requisite vote, then the Proposed Restated Certificate (including the technical and administrative changes discussed above) will not be filed with the Secretary of State of the State of Delaware and the Certificate of Incorporation will remain unchanged in its entirety. All of the foregoing amendments, including the technical and administrative amendments discussed above, are shown in the marked copy of the Proposed Restated Certificate attached as Appendix 1 to this Proxy Statement.

Our Board recommends a vote “FOR” Proposals 4(a) and 4(b) to adopt the Seventh Amended and Restated Certificate of Incorporation of Leslie’s, Inc.

58 Leslie’s, Inc.

Certain Relationships and Related Party Transactions

POLICIES AND PROCEDURES FOR THE COMPANY’S RELATED PERSON TRANSACTIONS

Our Audit Committee charter provides that our Audit Committee must review, approve and oversee any transaction between the Company and any related person (as defined in Item 404 of Regulation S-K) on an ongoing basis, in accordance with Company policies and procedures.

Related person transaction policy

We have adopted a written Related Party Transaction Policy that sets forth our policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the approval or ratification of our Audit Committee or other independent body of our Board. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must be presented to our Audit Committee or other independent body of our Board for review, consideration, and approval. In approving or rejecting any such proposed transaction, our Audit Committee or other independent body of our Board considers the relevant facts of the transaction, including the risks, costs, and benefits to us and whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances.

RELATED PARTY TRANSACTIONS

Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this Proxy Statement, below we describe transactions since October 1, 2023 to which we were a party or will be a party, and in which:

•	the amounts exceeded or will exceed $120,000; and

•

any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Indemnification agreements

Our Certificate of Incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our Certificate of Incorporation and amended and restated bylaws provide our Board with discretion to indemnify our employees and other agents when determined appropriate by the Board. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them.

Director family relationship

There are no family relationships among any of our directors or executive officers. Stephen Ortega, an employee of the Company who serves as a Category Director, is the son of Steven Ortega, the former Chairman of the Board. During fiscal year 2024, Stephen Ortega earned approximately $134,000 in compensation. He was also granted restricted stock units with respect to 3,600 RSUs, vesting over a four-year period. His compensation is consistent with the total compensation provided to other employees of the same level with similar responsibilities.

Proxy Statement and Annual Meeting Report 2025	59

Beneficial Ownership of Securities

The following table sets forth information with respect to the beneficial ownership of our shares as of December 31, 2024 by:

•	each of our NEOs;

•	each of our current directors;

•	all of our current directors and executive officers as a group; and

•	each person or entity known by us to own beneficially more than five percent of our outstanding capital stock (by number or by voting power).

Except as indicated in the footnotes below, we have determined beneficial ownership in accordance with the rules and regulations of the SEC, which generally includes any shares over which a person exercises sole or shared voting and/or investment power. The information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and/or investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 185,208,018 shares of common stock outstanding as of December 31, 2024. RSUs that will vest within 60 days of December 31, 2024 or options that are exercisable or exercisable within 60 days of December 31, 2024 are considered to be shares outstanding and beneficially owned by the person holding the options or RSUs for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each of the individuals named below is Leslie’s, Inc., 2005 East Indian School Road, Phoenix, Arizona 85016.

Name and Address of Beneficial Owners	Number of Shares	%

Jason McDonell	-	*	*

Michael R. Egeck (1)	2,650,897	1.4%

Scott J. Bowman	123,809	*	*

Dave Caspers	16,167	*	*

Naomi Cramer	28,177	*	*

Moyo LaBode	253,599	*	*

Yolanda Daniel	32,015	*	*

Seth Estep	24,680	*	*

Lorna E. Nagler	-	*	*

Maile Naylor	8,300	*	*

Susan O’Farrell	26,015	*	*

John Strain	208,678	*	*

Claire Spofford	55,807	*	*

All current directors and executive officers as a group (13 individuals)	782,603	0.4%

Ariel Investments, LLC (2)	46,552,521	25.1%

Blackrock, Inc. (3)	29,476,444	15.9%

Clarkston Capital Paterns, LLC (4)	23,581,450	12.7%

Kayne Anderson Rudnick Investment Management LLC (5)	17,024,009	9.2%

The Vanguard Group (6)	15,712,974	8.5%

60 Leslie’s, Inc.

BENEFICIAL OWNERSHIP OF SECURITIES

**	Less than one percent.
(1)	Mr. Egeck’s number of shares includes shares totaling 2,650,897 held by the Michael R. Egeck Living Trust, for estate planning purposes.
(2)

Based solely on the information disclosed in a Schedule 13G filed by Ariel Investments, LLC on November 12, 2024. The number of shares reported is as of September 30, 2024. Ariel Investments, LLC reported sole power to vote or direct the vote over 42,726,064 shares of our common stock and sole power to dispose or direct the disposition over 46,552,521 shares of our common stock. The principal business address for Ariel Investments, LLC is 200 E. Randolph Street, Suite 2900, Chicago, IL 60601.

(3)

Based solely on the information disclosed in a Schedule 13G filed by BlackRock, Inc. and certain related entities on January 8, 2024. The number of shares reported is as of December 31, 2024. BlackRock, Inc. reported sole power to vote or direct the vote over 19,161,670 shares of our common stock and sole power to dispose or direct the disposition over 29,476,444 shares of our common stock. The principal business address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(4)

Based solely on the information disclosed in a Schedule 13G filed by Clarkson Capital Partners, LLC on May 8, 2024. The number of shares reported is as of April 30, 2024. Clarkson Capital Partners, LLC reported shared power to vote or direct the vote over 23,414,590 shares of our common stock and shared power to dispose or direct the disposition over 23,581,450 shares of our common stock. The principal business address for Clarkson Capital Partners, LLC is 91, West Long Lake Road, Bloomfield Hills, MI 48304.

(5)

Based solely on the information disclosed in a Schedule 13G filed by Kayne Anderson Rudnick Investment Management LLC on February 14, 2024. The number of shares reported is as of December 31, 2023. Kayne Anderson Rudnick Investment Management LLC reported sole power to vote or direct the vote over 10,723,760 shares of our common stock, shared power to vote or direct the vote over 3,531,024 shares of our common stock, sole power to dispose or direct the disposition over13,492,985 shares of our common stock, and shared power to dispose or direct the disposition over 3,531,024 shares of our common stock. The principal business address for Kayne Anderson Rudnick Investment Management LLC is 2000 Avenue of the Stars, Suite 1110, Los Angeles, CA 90067.

(6)

Based solely on the information disclosed in a Schedule 13G filed by The Vanguard Group on November 12, 2024. The number of shares reported is as of September 27, 2024. The Vanguard Group reported shared power to vote or direct the vote over247,897 shares of our common stock, sole power to dispose or direct the disposition over 15,712,974 shares of our common stock, and shared power to dispose or direct the disposition over 412,683 shares of our common stock. The principal business address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC reports of ownership of Company securities and changes in reported ownership. Based on a review of reports filed with the SEC, or written representations from reporting persons that all reportable transaction were reported, the Company believes that during fiscal year 2024, the Company’s officers, directors and greater than ten percent owners timely filed all reports they were required to file under Section 16(a).

Proxy Statement and Annual Meeting Report 2025	61

Questions and Answers About the Annual Meeting

This Proxy Statement is being provided to you in connection with the solicitation of proxies by the Board of the Company for use at the Annual Meeting to be held on Wednesday, March 12, 2025 at 12:00 p.m. Eastern Time, or at any adjournments or postponements thereof.

WHERE IS THE ANNUAL MEETING BEING HELD?

We are pleased to inform you that this year’s meeting will again be a virtual meeting, which will be conducted via live webcast. You will be able to attend the annual meeting online, vote your shares electronically, and submit your questions during the meeting by visiting www.proxypush.com/LESL.

Our Board considers the appropriate format for our annual meeting of shareholders on an annual basis. We are pleased to continue to embrace the latest technology to provide expanded access, improved communication, and cost savings for our shareholders and Leslie’s. Our virtual format allows shareholders to submit questions and comments and to vote during the meeting. We believe the virtual meeting format allows our shareholders to engage with us no matter where they live, and is accessible and available on any internet-connected device, be it a phone, a tablet, or a computer. We believe that a virtual meeting allows our shareholders to have robust engagement with Leslie’s, and is in the best interests of our shareholders at this time.

HOW CAN I PARTICIPATE IN AND VOTE AT THE ANNUAL MEETING ONLINE?

Shareholders of record as of 5:00 p.m. Eastern Time on January 15, 2025, the record date, are entitled to participate in and vote at the Annual Meeting. To participate in the Annual Meeting, including to vote and ask questions during the meeting, shareholders of record should go to the Annual Meeting website at www.proxypush.com/LESL, enter the 16-digit control number found on your accompanying proxy card and follow the instructions on the website.

If your shares are held in street name and your voting instruction form indicates that you may vote those shares through the www.proxypush.com/LESL website, then you may access, participate in, and vote at the Annual Meeting with the 16-digit access code indicated on that voting instruction form. Otherwise, shareholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the Annual Meeting.

The Annual Meeting will begin promptly at 12:00 p.m. Eastern Time on Wednesday, March 12, 2025. Online check-in will begin at approximately 11:45 a.m. Eastern Time, and we encourage you to provide sufficient time before the Annual Meeting begins to check-in. Technicians will be available to assist you with any difficulties you may have accessing the Annual Meeting. We will make a replay of the Annual Meeting available on our Investor Relations website until the next annual meeting.

Shareholders may submit questions before the Annual Meeting at www.proxypush.com/LESL and during the Annual Meeting through the meeting website. We plan to answer as many questions as possible during the time permitted. If a question is not answered due to time constraints, the Company encourages shareholders to contact the Company’s Investor Relations at investorrelations@lesl.com. To allow us to answer questions from as many shareholders as possible, we will limit each shareholder to one question. Questions from multiple shareholders on the same topic or that are otherwise related may be grouped, summarized and answered together. Shareholder questions that are not pertinent to the Company’s business or to Annual Meeting matters, or that contain derogatory references to individuals, further the shareholder’s personal or business interests, or are otherwise out of order or not suitable for the conduct of the Annual Meeting will not be addressed during the Annual Meeting. In addition, please note that unauthorized recording of the meeting is prohibited. More information regarding the question and answer process, including the number and types of questions permitted, and how questions will be recognized, answered, and disclosed, will be available in the meeting rules of conduct, which will be posted on the Annual Meeting website before and during the meeting.

62 Leslie’s, Inc.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

WHAT PROPOSALS WILL BE ADDRESSED AT THE ANNUAL MEETING?

Shareholders will be asked to consider the following proposals at the Annual Meeting:

1.

To elect the three directors named in this Proxy Statement to serve as Class I directors on the Board until the 2027 Annual Meeting or until their successors are duly elected and qualified, and to elect the one director named in this Proxy Statement to serve as a Class II director on the Board until the 2026 Annual Meeting or until her successor is duly elected and qualified;

2.	To ratify the selection by our Audit Committee of EY to serve as our independent registered public accounting firm for the fiscal year ending October 4, 2025;

3.	To approve, on a non-binding, advisory basis, the compensation of our NEOs; and

4.	To approve the adoption of the Seventh Amended and Restated Certificate of Incorporation of Leslie’s, Inc.:

(a)	To approve the adoption of the Removal Amendment, permitting the removal of directors with or without cause as of the 2027 Annual Meeting.

(b)	To approve the adoption of the Exculpation Amendment, limiting the liability of certain Company officers.

We will also consider any other business that properly comes before the Annual Meeting.

HOW DOES THE BOARD OF DIRECTORS RECOMMEND THAT I VOTE?

Our Board unanimously recommends that shareholders vote “FOR” each nominee for director, “FOR” the ratification of the selection of EY as our independent registered public accounting firm, “FOR” the approval, on a non-binding, advisory basis, of the compensation of our NEOs, “FOR” the adoption of the Removal Amendment, permitting the removal of directors with or without cause as of the 2027 Annual Meeting, and “FOR” the adoption of the Exculpation Amendment, limiting the liability of certain Company officers.

WHO MAY VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS?

Shareholders who owned shares of the Company’s common stock, par value $0.001 per share, as of 5:00 p.m. Eastern Time on January 15, 2025 are entitled to vote at the Annual Meeting. As of the record date, there were 185,208,018 shares of our common stock issued and outstanding.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

In order for us to conduct the Annual Meeting, a quorum, consisting of a majority of the voting power of the stock outstanding and entitled to vote at the Annual Meeting, must be present in person or represented by proxy.

HOW MANY VOTES DO I HAVE?

Each share of common stock is entitled to one vote on each matter that comes before the Annual Meeting.

WHAT IS THE DIFFERENCE BETWEEN A SHAREHOLDER OF RECORD AND A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME?

Shareholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares, and the proxy materials were sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “voting instruction form.”

Proxy Statement and Annual Meeting Report 2025	63

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

WHAT IS THE PROXY CARD?

The proxy card enables you to appoint Jason McDonell, our CEO, Scott Bowman, our Chief Financial Officer and Treasurer, and Benjamin Lindquist, our SVP, General Counsel & Corporate Secretary, as your representatives at the Annual Meeting. By completing and returning the proxy card, you are authorizing Messrs. McDonell, Bowman, and Lindquist to vote your shares at the Annual Meeting in accordance with your instructions on the proxy card. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, it is strongly recommended that you complete and return your proxy card before the Annual Meeting date in case your plans change. If a proposal comes up for vote at the Annual Meeting that is not on the proxy card, the proxies will vote your shares, under your proxy, according to their best judgment.

WHY DID I RECEIVE A NOTICE OF INTERNET AVAILABILITY?

Pursuant to SEC rules, we are furnishing the proxy materials to our shareholders primarily via the internet instead of mailing printed copies. This process allows us to expedite our shareholders’ receipt of proxy materials, lower the costs of printing and mailing the proxy materials and reduce the environmental impact of our Annual Meeting. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”), you will not receive a printed copy of the proxy materials unless you request one. The Notice provides instructions on how to access the proxy materials for the Annual Meeting via the internet, how to request a printed set of proxy materials and how to vote your shares.

IF I AM A SHAREHOLDER OF RECORD OF THE COMPANY’S SHARES, HOW DO I VOTE?

Before the Annual Meeting, you may vote:

•	By mail, by completing, signing, and dating your proxy card.

•	Online at www.proxypush.com/LESL.

•	By telephone, at 1-866-286-3497.

During the Annual Meeting, you may vote online at www.proxypush.com/LESL.

IF I AM A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME, HOW DO I VOTE?

Beneficial owners should check their voting instruction form for how to vote in advance of and how to participate in the Annual Meeting. Otherwise, shareholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the Annual Meeting.

WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy.

Your shares may be voted under certain circumstances if they are held in the name of a brokerage firm. Brokerage firms holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If a brokerage firm does not receive specific instructions, it may in some cases vote the shares in its discretion, but is not permitted to vote on certain proposals and may elect not vote on any of the proposals unless you provide voting instructions.

Voting your shares will help to ensure that your interests are represented at the meeting. If you do not provide voting instructions and your brokerage firm elects to vote your shares on some but not all matters, it will result in a “broker non-vote” for the matters on which the brokerage firm does not vote. In the case of broker non-votes, and in cases where you abstain from voting on a matter when present at the Annual Meeting and entitled to vote, your shares will still be counted for purposes of determining if a quorum is present, but they will not be considered as votes cast and will not be counted in determining the outcome of the vote on the election of directors or on any of the other proposals.

WHAT ARE BROKER NON-VOTES?

A broker non-vote occurs with respect to a proposal when a broker, bank or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of shareholders but is not permitted to vote on other proposals

64 Leslie’s, Inc.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

without instructions from the beneficial owner. Under the rules of the New York Stock Exchange (“NYSE”), brokers, banks and other nominees may generally vote on routine matters without instructions from a beneficial owner but cannot vote on non-routine matters. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal, but are considered “outstanding” for purposes of Proposals 4(a) and 4(b).

Note that whether a proposal is considered routine or non-routine is subject to NYSE rules and final determination by the stock exchange. Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority. As a result, we urge you to direct your broker, bank or other nominee how to vote your shares on all proposals to ensure that your vote is counted.

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you vote by proxy card and sign the proxy card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (see “—How Does the Board of Directors Recommend that I Vote,” above).

WHAT VOTE IS REQUIRED TO ELECT DIRECTORS?

Directors are elected by a plurality of the votes cast at the Annual Meeting. As a result, assuming that a quorum is present, the nominees who receive the highest number of shares voted “FOR” his or her election are elected. A “WITHHOLD” vote against a director will have no direct effect on his or her election. Broker non-votes, if any, will have no effect on this proposal.

WHAT VOTE IS REQUIRED TO APPROVE EACH OF THE OTHER PROPOSALS?

Assuming that a quorum is present:

•

Approval of Proposal 2, to ratify the selection of EY as our independent registered public accounting firm for the fiscal year ending October 4, 2025 requires the affirmative vote of at least a majority of the voting power of the shares present in person or represented by proxy and entitled to vote thereon. Abstentions will have the effect of a vote against this proposal. Broker non-votes, if any, will have no effect on this proposal.

•

Approval of Proposal 3, to approve on a non-binding, advisory basis, the compensation of our NEOs requires the affirmative vote of at least a majority of the voting power of the shares present in person or represented by proxy and entitled to vote thereon. Abstentions will have the effect of a vote “against” this proposal. Broker non-votes, if any, will have no effect on this proposal.

•

Approval of Proposal 4(a), to adopt the Removal Amendment, permitting the removal of directors with or without cause as of the 2027 Annual Meeting, requires the affirmative vote of at least 66 2/3% of the voting power of the shares outstanding as of the record date. Abstentions and broker non-votes will have the effect of votes “against” this proposal.

•

Approval of Proposal 4(b), to adopt the Exculpation Amendment, limiting the liability of certain Company officers, requires the affirmative vote of at least a majority of the voting power of the shares outstanding as of the record date. Abstentions and broker non-votes will have the effect of votes “against” this proposal.

CAN I CHANGE MY VOTE AFTER I HAVE VOTED?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again by signing and returning a new proxy card or voting instruction form with a later date or by attending the Annual Meeting online and voting. Your attendance at the Annual Meeting online will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to the Company’s Corporate Secretary at 2005 East Indian School Road, Phoenix, Arizona 85016 a written notice of revocation prior to the Annual Meeting.

Please note, however, that if your shares are held of record by a brokerage firm, bank or other nominee, you must instruct your broker, bank or other nominee that you wish to change your vote by following the procedures on the voting form provided to you by the broker, bank or other nominee.

Proxy Statement and Annual Meeting Report 2025	65

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

WHAT HAPPENS IF I DO NOT INDICATE HOW TO VOTE MY PROXY?

If you sign your proxy card without providing further instructions, your shares will be voted “FOR” each of the director nominees, “FOR” the ratification of EY to serve as our independent registered public accounting firm for the fiscal year ending October 4, 2025, “FOR” the approval on a non-binding, advisory basis, of the compensation of our NEOs, “FOR” the adoption of the Removal Amendment, permitting the removal of directors with or without cause as of the 2027 Annual Meeting, and “FOR” the adoption of the Exculpation Amendment, limiting the liability of certain Company officers.

IS MY VOTE KEPT CONFIDENTIAL?

Proxies, ballots and voting tabulations identifying shareholders are kept confidential and will not be disclosed except (1) as may be necessary to meet legal requirements; (2) to allow for the tabulation of votes and certification of the votes; and (3) to facilitate a successful proxy solicitation. Occasionally, shareholders provide on their proxy card written comments, which are then forwarded to management.

WHERE DO I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

We intend to announce preliminary voting results at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in the Company’s Current Report on Form 8-K, which the Company will file with the SEC within four business days following the Annual Meeting.

WHO BEARS THE COST OF SOLICITING PROXIES?

The Company will bear the cost of soliciting proxies in the accompanying form and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution. In addition to solicitations by mail, the Company, through its directors and officers, may solicit proxies in person, by telephone or by electronic means. Such directors and officers will not receive any special remuneration for these efforts.

66 Leslie’s, Inc.

Other Matters

OTHER BUSINESS

We are not currently aware of any business to be acted upon at the Annual Meeting other than the matters discussed in this Proxy Statement. The form of proxy accompanying this Proxy Statement confers discretionary authority upon the named proxy holders with respect to amendments or variations to the matters identified in the accompanying Notice of Annual Meeting of Shareholders and with respect to any other matters which may properly come before the Annual Meeting or any adjournment or postponement thereof. If other matters do properly come before the Annual Meeting, or at any such adjournment or postponement of the Annual Meeting, we expect that shares of our common stock, represented by properly submitted proxies, will be voted by the proxy holders in accordance with the recommendations of our Board.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR THE 2026 ANNUAL MEETING

Rule 14a-8 Proposals. For any proposal to be considered for inclusion in our Proxy Statement and form of proxy for submission to the shareholders at the 2026 Annual Meeting, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act. Such proposals must be received by the Company at its offices at 2005 East Indian School Road, Phoenix, Arizona 85016 no later than September 26, 2025.

Advance Notice Proposals and Nominations. In addition, our bylaws provide notice procedures for shareholders to nominate a person as a director and to propose business to be considered by shareholders at a meeting (but not for inclusion in the Proxy Statement). Notice of a nomination or proposal must provide the information set forth in our bylaws (which includes the information required under Rule 14a-19 with respect to nominations) must be delivered to the Corporate Secretary at 2005 East Indian School Road, Phoenix, Arizona 85016 no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day prior to, the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, or if for any reason the Annual Meeting does not occur, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of the annual meeting is first made by us. Accordingly, for the 2026 Annual Meeting, notice of a nomination or proposal must be delivered to us no later than 5:00 p.m. Mountain Time on December 12, 2025 and no earlier than 5:00 p.m. Mountain Time on November 12, 2025. Nominations and proposals also must satisfy the other requirements set forth in the bylaws.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of our proxy materials, including this Proxy Statement, the Notice and our Annual Report on Form 10-K, to any household at which two or more shareholders reside. This process, known as “householding,” reduces the volume of duplicate information received at any one household, helps to reduce our expenses, and benefits the environment. However, if shareholders prefer to receive multiple sets of our proxy materials at the same address this year or in future years, shareholders should follow the instructions described below and they will promptly receive additional copies. Similarly, if an address is shared with another shareholder and together, both of the shareholders would like to receive only a single set of proxy materials, the shareholders should follow these instructions:

If the shares are registered in the name of the shareholder, the shareholder should contact our Corporate Secretary at our offices by sending a written request to 2005 East Indian School Road, Phoenix, Arizona 85016 or calling 602-366-3999, to inform us of his or her request; or if a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

Proxy Statement and Annual Meeting Report 2025	67

OTHER MATTERS

WHERE YOU CAN FIND MORE INFORMATION

We file annual and quarterly reports and other reports and information with the SEC. We distribute to our shareholders annual reports containing financial statements audited by our independent registered public accounting firm and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the SEC’s website, located at http://www.sec.gov.

Upon written or oral request, we will provide you, without charge, a copy of the Annual Report on Form 10-K for the fiscal year ended September 28, 2024, including the financial statements and schedules. Any requests for copies of information, reports or other filings with the SEC should be directed to Corporate Secretary, Leslie’s, Inc., 2005 East Indian School Road, Phoenix, Arizona 85016.

68 Leslie’s, Inc.

APPENDIX 1

If the stockholders approve either or both of Proposals 4(a) and 4(b) at the Annual Meeting, the Board intends to amend the Certificate of Incorporation as follows, with deletions indicated by strikethrough and in red font, and additions indicated by underlining and in blue font, except as otherwise indicated by footnote below.

LESLIE’S, INC.

SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

*  *  *

Proxy Statement and Annual Meeting Report 2025	A-1

~~SIXTH~~ SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LESLIE’S, INC.

Leslie’s, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is Leslie’s, Inc.

2. The original Certificate of Incorporation of the Corporation (“Original Certificate”) was filed under the Corporation’s former name, Leslie’s Holdings, Inc., with the Secretary of State of the State of Delaware on February 6, 2007~~, (i) a Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 20, 2007, (ii) a Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 27, 2010, (iii) a Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 7, 2017, (iv) a Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 7, 2017 and (v) a Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on November 2, 2020~~.

3. This ~~Sixth~~ Seventh Amended and Restated Certificate of Incorporation ~~(the “Amended and Restated Certificate”)~~, which both restates and amends the provisions of the Original Certificate as heretofore amended, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

4. The text of the Original Certificate as heretofore amended is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Leslie’s, Inc. (the “Company”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Company’s registered office in the State of Delaware is Corporation Service Company, ~~2711 Centerville Road, Suite 400~~251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

A-2 Leslie’s, Inc.

ARTICLE IV

CAPITAL STOCK

~~I~~A. Authorized Capital.

The total number of shares of all classes of capital stock which the Company shall have authority to issue is 1,001,000,000, which shall be divided into two classes as follows: 1,000,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), and 1,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).

The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then-outstanding) without a separate class vote of the holders of shares of Common Stock or Preferred Stock ~~by the affirmative vote of the holders of a majority in voting power of the stock of the Company entitled to vote thereon~~ irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), ~~and no vote of the holders of either the Common Stock or the Preferred Stock voting separately as a class shall be required therefor,~~ unless a vote of any such holder is required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

~~II~~B. Common Stock.

~~A~~(i)~~.~~ Voting Rights. Except as otherwise provided in this Certificate of Incorporation or otherwise required by applicable law, each holder of Common Stock shall be entitled to one vote for each share of Common Stock held as of the applicable record date on any matter that is submitted to a vote or for the consent of the stockholders of the Company.

~~B.~~(ii) Dividends. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the holders of Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Company as may be declared by the Board of Directors of the Company (the “Board”) from time to time with respect to the Common Stock out of assets or funds of the Company legally available therefor.

~~C.~~(iii) Liquidation. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Company, all assets of the Company of whatever kind available for distribution to the holders of Common Stock shall be divided among and paid ratably to the holders of Common Stock.

~~III~~C. Preferred Stock.

~~A.~~(i) Preferred Stock may be issued from time to time by the Company for such consideration as may be fixed by the Board. The Board is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval, the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock and the number of shares of such series, and as may be permitted by the DGCL. The powers, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.

~~B.~~(ii) Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

~~C.~~(iii) Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designation relating to such series of Preferred Stock).

Proxy Statement and Annual Meeting Report 2025	A-3

ARTICLE V

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

A. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of Common Stock entitled to vote thereon: Article V, Article VI, Article VII, Article VIII, Article IX and Article X. For the purposes of this Certificate of Incorporation, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For the purposes of this Certificate of Incorporation, except for Article IX, (i) “Person” shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity, whether domestic or foreign and (ii) “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise.

B. The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the bylaws of the Company (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote of the stockholders in addition to any vote of the holders of any class or series of capital stock of the Company required herein (including any certificate of designation relating to any series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Company to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE VI

BOARD OF DIRECTORS

A. Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Company shall be managed by or under the direction of the Board. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board. Prior to the annual meeting of stockholders to be held in 2027 (the “2027 Annual Meeting”), the directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Directors with terms expiring at the annual meeting of stockholders to be held in 2024 shall serve out the remainder of their current terms, and they and any successors shall stand for re-election to a three-year term at the annual meeting of stockholders to be held in 2024; directors with terms expiring at the annual meeting of stockholders to be held in 2025 shall serve out the remainder of their current terms, and they and any successors shall stand for re-election to a two-year term at the annual meeting of stockholders to be held in 2025; and directors elected at the annual meeting of stockholders held in 2023 shall serve out their three-year terms, and they and any successors shall stand for re-election to a one-year term at the annual meeting of stockholders to be held in 2026. Until the 2027 Annual Meeting, if the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Until the 2027 Annual Meeting, any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. Prior to the 2027 Annual

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Meeting, the Board is authorized to assign members of the Board to their respective class. All directors of the Company elected at or after the 2027 Annual Meeting shall be elected for a term expiring at the next annual meeting of stockholders, with each such director to hold office until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. Notwithstanding the foregoing, any director whose term expires at any annual meeting of stockholders prior to the 2027 Annual Meeting shall continue to hold office until the end of the term for which such director was elected and until such director’s successor shall have been elected and qualified, or until his or her earlier death, retirement, resignation or removal.

B. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring on the Board shall be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office (i) in the case of any vacancy so filled prior to the 2027 Annual Meeting, for the remainder of the term of the director being replaced or, in the case of an additional director, for the remainder of the term of the class to which the director has been assigned and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal and (ii) in the case of any vacancy so filled at or after the 2027 Annual Meeting, until the next annual meeting of stockholders and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

C. Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Company, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time, but only for cause until the 2027 Annual Meeting and with or without cause thereafter,(1) and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

D. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

E. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Company shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Company shall be reduced accordingly.

ARTICLE VII

LIMITATION OF DIRECTOR LIABILITY

A. To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty owed to the Company or its stockholders.

B. Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Company existing at the time of such amendment, repeal, adoption or modification.

(1)	Article VI, Section C will be amended as set forth in this Appendix 1 only if Proposal 4(a) is approved by the stockholders.

Proxy Statement and Annual Meeting Report 2025	A-5

C. To the fullest extent permitted by applicable law, the Company shall indemnify (and provide advancement of expenses to) directors and officers of the Company from and against any and all liabilities, costs, expenses or damages that they may incur on account of, related to, or in connection with, directly or indirectly, their service to the Company. The Company may indemnify (and provide advancement of expenses to) employees and agents of the Company (and any other persons to which the DGCL permits the Company to provide indemnification). Indemnification may be made through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

ARTICLE VIII

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING;

ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS

A. Any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

B. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Company for any purpose or purposes may only be called in the manner provided in the Bylaws.

C. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, if any, on such date, and at such time as shall be fixed in the manner provided in the Bylaws.

ARTICLE IX

COMPETITION AND CORPORATE OPPORTUNITIES

A. In recognition and anticipation that (i) certain directors, principals, members, officers, associated funds, employees and/or other representatives of one or more of the Sponsors and their respective Affiliates (as defined below) may serve as directors, officers or agents of the Company, (ii) one or more of the Sponsors and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, and (iii) members of the Board who are not employees of the Company (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Company with respect to certain classes or categories of business opportunities as they may involve any of the Sponsors, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Company and its directors, officers and stockholders in connection therewith.

B. None of (i) the Sponsors or any of their respective Affiliates or (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Company in both his or her director and officer capacities) or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Company or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Company or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any

A-6 Leslie’s, Inc.

fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Company hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Company or any of its Affiliates, except as provided in Section D of this Article IX. Subject to Section D of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other matter or business opportunity which may be a corporate opportunity for itself, herself or himself and the Company or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no fiduciary duty or other duty (contractual or otherwise) to communicate, present or offer such transaction or other business opportunity to the Company or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty or other duty (contractual or otherwise) as a stockholder, director or officer of the Company solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not present such corporate opportunity to the Company or any of its Affiliates.

C. The Company and its Affiliates do not have any rights in and to the business ventures of any Identified Person, or the income or profits derived therefrom, and the Company agrees that each of the Identified Persons may do business with any potential or actual customer or supplier of the Company or may employ or otherwise engage any officer or employee of the Company.

D. The Company does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Company) if such opportunity is expressly offered to such person in writing solely in his or her capacity as a director or officer of the Company, and the provisions of Section B of this Article IX shall not apply to any such corporate opportunity.

E. In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Company if it is a business opportunity that (i) the Company is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Company’s business or is of no practical advantage to the Company or (iii) is one in which the Company has no interest or reasonable expectancy.

F. For purposes of this Article IX, (i) “Affiliate” shall mean (a) in respect of any Sponsor, any Person that, directly or indirectly, is controlled by such Sponsor, controls such Sponsor or is under common control with such Sponsor and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Company and any entity that is controlled by the Company), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Company and any entity that is controlled by the Company) and (c) in respect of the Company, any Person that, directly or indirectly, is controlled by the Company; (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity; (iii) “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise; and (iv) “Sponsor” shall mean any of L Catterton and GIC Pte. Ltd. and each of their respective Affiliates.

G. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article IX. Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

Proxy Statement and Annual Meeting Report 2025	A-7

ARTICLE X

MISCELLANEOUS

A. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Company to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Company to the fullest extent permitted by law.

B. Exclusive Forum.

(i) Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery does not have subject matter jurisdiction, another state court sitting in the State of Delaware or, if and only if neither the Court of Chancery nor any state court sitting in the State of Delaware has subject matter jurisdiction, then the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Company, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee or stockholder of the Company to the Company or the Company’s stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty, (3) any action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (4) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws, (5) any action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine or (6) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. The choice of forum provision set forth in this Section B(i) of Article X does not apply to any actions arising under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

(ii) Unless the Company consents in writing to the selection of an alternative forum, the federal district court for the District of Delaware shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against the Company or any director or officer of the Company.

(iii) To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the provisions of this Section B of Article X and personal jurisdiction and venue in any state or federal court located in the State of Delaware for any action or proceeding set forth in above clauses 1 to 6 of Section B(i) of Article X and any complaint set forth in Section B(ii) of Article X.

ARTICLE XI

LIMITATION OF OFFICER LIABILITY

A. To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, an officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty owed to the Company or its stockholders.

B. Neither the amendment nor repeal of this Article XI, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former officer of the Company existing at the time of such amendment, repeal, adoption or modification.(2)

[Remainder of Page Intentionally Left Blank]

(2)	Article XI will be included as set forth in this Appendix 1 only if Proposal 4(b) is approved by the stockholders.

A-8 Leslie’s, Inc.

IN WITNESS WHEREOF, Leslie’s, Inc. has caused this Certificate of Incorporation to be executed by its duly authorized officer on this [●] day of [●], 202~~3~~5.

Leslie’s, Inc.
By:
Name: [●]
Title: [●]

[Signature Page to ~~Sixth~~ Seventh Amended and Restated Certificate of Incorporation]

Proxy Statement and Annual Meeting Report 2025	A-9

2005 East Indian School Road

Phoenix, Arizona 85016

www.lesliespools.com

LESLIE'S

P.O. BOX 8016, CARY, NC 27512-9903

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Leslie's, Inc.

Annual Meeting of Shareholders

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1-866-286-3497
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THE UNDERSIGNED HEREBY APPOINTS JASON MCDONELL, SCOTT BOWMAN AND BENJAMIN LINDQUIST, AND EACH OF THEM, AS PROXIES AND ATTORNEYS-IN-FACT FOR THE UNDERSIGNED, WITH FULL POWER TO ACT WITHOUT THE OTHER AND WITH FULL POWER OF SUBSTITUTION, TO ACT AND TO VOTE ALL SHARES OF COMMON STOCK OF LESLIE'S, INC. HELD OF RECORD OR IN AN APPLICABLE PLAN BY THE UNDERSIGNED AT THE CLOSE OF BUSINESS ON JANUARY 15, 2025, AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD AT 12:00 P.M., EASTERN TIME, ON WEDNESDAY, MARCH 12, 2025, OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Your vote P.O. BOX 8016, CARY, NC 27512-9903 matters! Have your ballot ready and please use one of the methods below for easy voting: Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions. Scan QR for digital voting Leslie’s, Inc. Internet: www.proxypush.com/LESL • Cast your vote online Annual Meeting of Shareholders • Have your Proxy Card ready • Follow the simple instructions to record your vote You must register to attend the meeting online and/or participate Phone: at www.proxydocs.com/LESL 1-866-286-3497 Annual Meeting to be held live via the Internet on Wednesday, • • Use any touch-tone telephone March 12, 2025 at 12:00 PM, Eastern Time. Please visit Have your Proxy Card ready www.proxydocs.com/LESL for information. • Follow the simple recorded instructions Mail: • • Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid YOUR VOTE IS IMPORTANT! envelope provided PLEASE VOTE BY: 12:00 PM, Eastern Time, March 12, 2025. This proxy is being solicited on behalf of the Board of Directors AND THE UNDERSIGNED ATTORNEYS-IN -HEREBY FACT FOR APPOINTS THE UNDERSIGNED, JASON MCDONELL, WITH FULL SCOTT POWER BOWMAN TO ACT AND WITHOUT BENJAMIN THE LINDQUIST, OTHER AND AND WITH EACH FULL OF POWER THEM, AS OF PROXIES SUBSTITUTION, THE UNDERSIGNED TO ACT AT THE AND CLOSE TO VOTE OF ALL BUSINESS SHARES ON OF JANUARY COMMON 15, STOCK 2025, AT OF THE LESLIE’S, ANNUAL INC MEETING . HELD OF OF RECORD SHAREHOLDERS OR IN AN APPLICABLE TO BE HELD PLAN AT BY 12:00 P.M., EASTERN TIME, ON WEDNESDAY, MARCH 12, 2025, OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4(A), AND 4(B). WHETHER OR NOT DIRECTION IS MADE, THIS AS MAY PROXY, PROPERLY WHEN COME PROPERLY BEFORE EXECUTED, THE ANNUAL WILL MEETING BE VOTED OF IN SHAREHOLDERS THE DISCRETION OR OF ANY THE ADJOURNMENT PROXY HOLDERS OR UPON POSTPONEMENT SUCH OTHER THEREOF BUSINESS (INCLUDING, IF APPLICABLE, ON ANY MATTER WHICH THE BOARD OF DIRECTORS DID NOT KNOW WOULD BE PRESENTED AT THE ANNUAL MEETING OF SHAREHOLDERS BY A REASONABLE TIME BEFORE THE PROXY SOLICITATION WAS MADE AND FOR THE ELECTION OF A SUBTITUTE NOMINEE TO THE BOARD OF DIRECTORS IF ANY NOMINEE NAMED IN PROPOSAL 1 BECOMES UNABLE TO SERVE OR FOR GOOD CAUSE THE ANNUAL WILL NOT MEETING SERVE) OF . THE STOCKHOLDERS UNDERSIGNED OR HEREBY ANY ADJOURNMENT REVOKES ALL OR PROXIES POSTPONEMENT PREVIOUSLY THEREOF GIVEN. BY THE UNDERSIGNED TO VOTE AT IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING: THE ANNUAL REPORT, NOTICE AND PROXY STATEMENT ARE AVAILABLE AT: WWW.PROXYDOCS.COM/LESL PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Copyright © 2025 BetaNXT, Inc. or its affiliates. All Rights Reserved

Leslie’s, Inc. Annual Meeting of Shareholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4(a) AND 4(b) BOARD OF DIRECTORS PROPOSAL YOUR VOTE RECOMMENDS 1. Election of three Class 1 director nominees and one Class II director nominee: FOR WITHHOLD * Class I Nominees: 1.01 Yolanda Daniel FOR #P3# #P3# 1.02 Jason McDonell FOR #P4# #P4# 1.03 Maile Naylor FOR #P5# #P5# * Class II Nominee: 1.04 Lorna Nagler FOR #P7# #P7# FOR AGAINST ABSTAIN 2. Ratification of the selection of Ernst & Young LLP as the Company’s independent registered FOR public accounting firm for the fiscal year ending October 4, 2025. #P8# #P8# #P8# 3. Non-binding, advisory vote to approve named executive officer compensation. FOR #P9# #P9# #P9# 4. Adoption of the Seventh Amended and Restated Certificate of Incorporation of Leslie’s, Inc. (a). Adoption of the Removal Amendment, permitting the removal of directors with or without cause as of the 2027 Annual Meeting. FOR #P12# #P12# #P12# (b). Adoption of the Exculpation Amendment, limiting the liability of certain Company officers. FOR * Also includes authorization to vote upon such other business as may properly come before the #P13# #P13# #P13# meeting or any adjournment or postponement thereof. Check here if you would like to attend the meeting online. You must register to attend the meeting online and/or participate at www.proxydocs.com/LESL Authorized Signatures—Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations and partnerships should provide full name of corporation or partnership and title of authorized officer, or other authorized person signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date